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                          Filed Pursuant to Rule 424(B)(2)
                          Registration No. 333-37920-01

Prospectus Supplement
(To prospectus dated June 13, 2000)

$150,000,000

5.875% Senior Notes due 2012

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We are offering and selling $150,000,000 in aggregate principal amount of our 5.875% Senior Notes due 2012. We will receive the proceeds from the sale of the notes.

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Interest on the notes will accrue from August 26, 2002. We will pay interest on the notes on February 15 and August 15 of each year, beginning February 15, 2003. The notes will mature on August 15, 2012.

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The notes are unsecured and rank equally with all of our other unsecured senior indebtedness.

	Per Note	Total
Initial public offering price	99.038%	$148,557,000
Underwriting discount	0.650%	$975,000
Proceeds, before expenses, to us	98.388%	$147,582,000

The initial public offering price set forth above does not include accrued interest, if any.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the attached prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes in book-entry form through the facilities of The Depository Trust Company on or about August 26, 2002, against payment therefor in immediately available funds.

Joint Book-Running Managers

Deutsche Bank Securities	Merrill Lynch & Co.

Prospectus Supplement dated August 21, 2002

FORWARD-LOOKING STATEMENTS

        This prospectus supplement and the accompanying prospectus includes and incorporates by reference forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties and assumptions about us, including, among other things:

  •
  Our anticipated future acquisition and development strategies;

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  Tax risks, including our continued qualification as a real estate investment trust;

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  The limited geographic diversification of our real estate portfolio; and

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  General real estate investment risks, including local market conditions and rental rates, competition for tenants, tenant defaults, possible environmental liabilities and financing risks.

        We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus supplement and discussed in or incorporated by reference in the accompanying prospectus may not occur.

        The following information may not contain all the information that may be important to you. You should read the entire prospectus supplement and accompanying prospectus, as well as the documents incorporated by reference in the prospectus before making an investment decision. Unless indicated otherwise, the information contained in this prospectus supplement is presented as of June 30, 2002. All references to "Duke" or the "Operating Partnership" in this prospectus supplement mean Duke Realty Limited Partnership and all entities owned or controlled by Duke Realty Limited Partnership, except where it is made clear that the term means only Duke Realty Limited Partnership.

DUKE REALTY LIMITED PARTNERSHIP

        We are managed by our general partner, Duke Realty Corporation, a self-administered and self-managed real estate investment trust (a "REIT") that began operations through a related entity in 1972. As of June 30, 2002, we:

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  Owned 916 industrial, office and retail properties (including properties under development), consisting of approximately 106 million square feet located in 12 states; and

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  Owned or controlled more than 4,000 acres of land with an estimated future development potential of approximately 62 million square feet of industrial, office and retail properties.

        We provide the following services for our properties and for certain properties owned by third parties:

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  leasing

  •
  management

  •
  construction

  •
  development

  •
  other tenant-related services

        We are one of the largest real estate companies in the United States with a concentration of operations in the Midwest and the Southeast. We believe that the Midwest and the Southeast complement each other and together offer relatively strong and stable economies compared to other regions of the United States and provide significant growth potential as a result of their established manufacturing base, skilled work force and moderate labor costs.

        We directly or indirectly hold all of Duke Realty Corporation's interests in our properties and land and we conduct all of the operations of Duke Realty Corporation. Holders of our partnership units (other than Duke Realty Corporation) may exchange them for Duke Realty Corporation common stock on a one for one basis. When units are exchanged for common stock the percentage interest of Duke Realty Corporation increases. Duke Realty Corporation controls us as our sole general partner and is the beneficial owner of approximately 90% of our outstanding units.

        Our properties have a diverse and stable base of more than 4,000 tenants. Many of the tenants are Fortune 500 companies and engage in a wide variety of businesses, including manufacturing, retailing, wholesale trade, distribution, and professional services. No single tenant accounts for more than 2% of our total gross effective rent (computed using the average annual rental property revenue over the terms of the respective leases including landlord operating expense allowances but excluding additional rent due as operating expense reimbursements).

USE OF PROCEEDS

        We expect to receive net proceeds from the sale of the notes of approximately $147.5 million, after deducting commissions, discounts and offering expenses. We presently intend to use the net proceeds to reduce the outstanding balance on our unsecured line of credit used to fund development and acquisition of additional rental properties and for general corporate purposes, which may include redemption of outstanding preferred stock or other securities in the event we decide to redeem them. Our unsecured line of credit had an aggregate of $40 million outstanding as of June 30, 2002, bearing interest at LIBOR plus .65%, and matures in February 2004.

RATIOS OF EARNINGS TO FIXED CHARGES

        Our ratios of earnings to fixed charges were 1.67 and 1.95 for the years ended December 31, 2000 and 2001, respectively. Our ratio of earnings to fixed charges was 1.98 for the six months ended June 30, 2002. In computing the ratios of earnings to fixed charges, earnings have been calculated by adding fixed charges, excluding capitalized interest, to income before gains or losses on depreciated property and land sales. Fixed charges consist (if applicable) of preferred stock dividends, interest costs, whether expensed or capitalized, the interest component of rental expense and amortization of debt issuance costs.

        For information on the ratios of earnings to fixed charges for prior years, see "Ratios of Earnings to Fixed Charges" in the accompanying prospectus.

DESCRIPTION OF THE NOTES

        We have summarized certain terms of the notes and the indenture in this section. This summary is not complete. The following description of the particular terms of the notes supplements the description in the accompanying prospectus of the general terms and provisions of the Debt Securities. To the extent that the following description of the notes is inconsistent with that general description in the prospectus, the following description replaces that in the prospectus. We urge you to read the indenture because it, and not this description, defines your rights as holders of these notes. We have filed copies of the indenture with the SEC.

General

        The notes constitute a separate series of securities to be issued pursuant to an indenture dated as of September 19, 1995 between Duke and Bank One Trust Company, N.A., as trustee, and will be limited in aggregate principal amount to $150 million.

        The notes will be our direct, unsecured obligations and will rank equal in right of payment with all of our other unsecured and unsubordinated indebtedness. The notes will be effectively subordinated to the prior claims of each secured mortgage lender to any specific property which secures such lender's mortgage. As of June 30, 2002, such mortgages aggregated approximately $319.0 million. The notes will be issued in denominations of $1,000 principal amount and integral multiples of that amount.

        The notes will bear interest at 5.875% per year and will mature on August 15, 2012. We will pay interest on the notes in U.S. dollars semi-annually in arrears on February 15 and August 15 of each year, commencing February 15, 2003. We will pay interest on each interest payment date and on the maturity date to the persons in whose names the notes are registered in the security register applicable to the notes at the close of business 15 calendar days prior to such payment date regardless of whether such day is a business day. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

        We will pay the principal of each note payable upon maturity in U.S. dollars against presentation and surrender thereof at the corporate trust office of the trustee, Bank One Trust Company, N.A., located initially at 14 Wall Street, Eighth Floor, New York, New York. At our option, we may pay interest by check mailed to the address of the person entitled thereto as it appears in the applicable security register or by wire transfer of funds to such person at an account maintained within the United States.

        If any interest date or a maturity date falls on a day that is not a business day, the required payment will be made on the next business day as if it were made on the date the payment was due and no interest will accrue on the amount so payable for the period from and after such interest payment date or such maturity date, as the case may be. For purposes of the indenture, a "business day" is any day, other than a Saturday or Sunday, on which banking institutions in The City of New York are open for business.

        The notes are not subject to any redemption or sinking fund provisions and are not repayable at the option of any holder prior to maturity.

        The sections entitled "Description of Debt Securities—Certain Financial Covenants" and "Description of Debt Securities—Certain Additional Covenants" in the accompanying prospectus describe covenants applicable to the notes. Compliance with the covenants described in the accompanying prospectus generally may not be waived by the Board of Directors of Duke Realty Corporation, as general partner of Duke, or by the trustee unless the holders of at least a majority in principal amount of all outstanding notes consent to such waiver. However, the defeasance and covenant defeasance provisions of the indenture described under "Description of Debt Securities—Discharge, Defeasance and Covenant Defeasance" in the accompanying prospectus will apply to the notes.

Redemption

        The notes are not redeemable by us or repayable at the option of a holder prior to maturity.

Book-entry System

        The notes will be issued as global securities. The Depository Trust Company, or "DTC," will be the depository with respect to the notes. The notes will be issued as fully registered securities in the name of Cede & Co., DTC's partnership nominee, and will be deposited with DTC. DTC will keep a computerized record of its participants (for example, your broker) whose clients have purchased the notes. The participant would then keep a record of its clients who purchased the notes. A global security may not be transferred, except that DTC, its nominees and their successors may transfer an entire global security to one another.

        The notes will be in book-entry only form, and we will not deliver securities in certificated form to individual purchasers of the notes, and no person owning a beneficial interest in a global security will be treated as a holder for any purpose under the indenture. Accordingly, owners of such beneficial interests must rely on the procedures of DTC and the participant through which such person owns its interest in order to exercise any rights of a holder under such global security or the indenture. Beneficial interests in global securities will be shown on, and transfers of global securities will be made only through, records maintained by DTC and its participants. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and laws may impair the ability to transfer beneficial interests in a global security.

        DTC has provided us with the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing corporation" registered under Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for Direct Participants' accounts. This eliminates the need to exchange certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

        Other organizations, such as securities brokers and dealers, banks and trust companies that work through a Direct Participant, also use DTC's book-entry system. The rules that apply to DTC and its participants are on file with the Securities and Exchange Commission.

        A number of Direct Participants, together with the New York Stock Exchange, Inc., The American Stock Exchange LLC and the National Association of Securities Dealers, Inc., own DTC.

        We will wire principal and interest payments to DTC's nominee. We and the trustee will treat DTC's nominee as the owner of the global securities for all purposes. Accordingly, we and the trustee will have no direct responsibility or liability to pay amounts due on the securities to owners of beneficial interests in the global securities.

        It is DTC's current practice, when it receives any payment of principal or interest, to credit Direct Participants' accounts on the payment date according to their respective holdings of beneficial interests in the global securities as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to Direct Participants whose accounts are credited with securities on a record date, by using an omnibus proxy. Customary practices between the participants and owners of beneficial interests, as in the case with securities held for the account of customers registered in "street name," will govern payments by participants to owners of beneficial interests in the global securities, and voting by participants. However, these payments will be the responsibility of the participants and not of DTC, the trustee, or us.

        Notes represented by a global security will be exchangeable for notes in certificated form with the same terms in authorized denominations only if:

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  DTC notifies us that it is unwilling or unable to continue as depository or if DTC ceases to be a clearing agency registered under applicable law and we do not appoint a successor depository within 90 days;

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  An event of default under the indenture with respect to the notes has occurred and is continuing and the beneficial owners representing a majority in principal amount of the notes represented by the global security advise DTC to cease acting as depository; or

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  We determine at any time that all notes shall no longer be represented by a global security.

        DTC may discontinue providing its services as securities depository with respect to global securities at any time by giving reasonable notice to us or the trustee. Under such circumstances, in the event that a successor securities depository is not obtained, securities in certificated form are required to be printed and delivered.

        We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, securities in certificated form will be printed and delivered.

        The information in this section concerning DTC and DTC's system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Same-day Settlement And Payment

        The underwriter will pay for the notes in immediately available funds. We will make all payments due on the notes in immediately available funds so long as such notes are in book-entry form.

        Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing house or next-day funds. In contrast, the notes will trade in DTC's Same-Day Funds Settlement System until maturity or until the notes are issued in certificated form, and secondary market trading activity in the notes will therefore be required by DTC to settle in immediately available funds. We can give no assurance as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

UNDERWRITING

        Subject to the terms and conditions contained in the terms agreement and related underwriting agreement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to such underwriter, the principal amount of notes set forth opposite the name of such underwriter.

Underwriters	Principal Amount of Notes
Deutsche Bank Securities Inc.	$75,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	75,000,000

Total	$150,000,000

        The underwriting agreement provides that the obligations of the several underwriters to purchase the notes included in this offering are subject to certain conditions precedent and that the underwriters are obligated to purchase all the notes if they purchase any of the notes.

        The underwriters have advised us that they propose initially to offer the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at the public offering price less a concession not in excess of 0.250% of the principal amount of the notes. The underwriters may allow, and such dealers may reallow, a concession not in excess of 0.125% of the principal amount of the notes to certain other dealers. After the initial public offering, the public offering price and such concessions may be changed.

        The following table shows the underwriting discounts and commissions to be paid to the underwriters by us in connection with this offering.

Paid by Duke
Per Note	0.650%
Total	$975,000

        The underwriters may engage in stabilizing and syndicate covering transactions in accordance with Rule 104 under the Securities Exchange Act of 1934. Rule 104 permits stabilizing bids to purchase the underlying security so long as bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing and syndicate covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of such transactions. These transactions, if commenced, may be discontinued at any time.

        The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on a national securities exchange. The underwriters have advised us that they intend to make a market in the notes, but the underwriters are not obligated to do so and may discontinue market-making at any time without notice. We can provide no assurance as to the liquidity of, or any trading market for, the notes.

        We estimate that our total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $230,000. The underwriters have agreed to reimburse us for approximately $160,000 of our expenses.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of any of those liabilities.

        The underwriters and their affiliates from time to time may engage in transactions with, or perform services for, us and our affiliates in the ordinary course of business. The underwriters have acted as representatives of various other underwriters in connection with prior public offerings of our debt securities. In addition, an affiliate of Deutsche Bank Securities Inc. is a participant in our line of credit to which a portion of the net proceeds of this offering are being applied. Accordingly, this offering is being conducted pursuant to Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers, Inc.

LEGAL MATTERS

        In addition to the legal opinions referred to under "Legal Opinions" in the accompanying prospectus, the legality of the notes will be passed on for us by Bose McKinney & Evans LLP, Indianapolis, Indiana. Certain legal matters in connection with this offering will be passed upon for the underwriters by Clifford Chance Rogers & Wells LLP, New York, New York. Clifford Chance Rogers & Wells LLP also acts from time to time as counsel to us in matters unrelated to this offering.

PROSPECTUS

$796,333,000

DUKE-WEEKS REALTY CORPORATION

Common Stock, Preferred Stock And Depositary Shares

DUKE-WEEKS REALTY
LIMITED PARTNERSHIP

Debt Securities

        You should read this prospectus and any supplement carefully before you invest.

        This prospectus describes debt and equity securities that we may issue and sell at various times:

  •
  Our prospectus supplements will contain the specific terms of each issuance of debt or equity securities.

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  Duke-Weeks Realty Corporation can issue common stock, preferred stock and depositary shares with a total offering price of up to $325,748,000 under this prospectus.

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  Duke-Weeks Realty Limited Partnership can issue debt securities with a total offering price of up to $470,585,000 under this prospectus.

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  We may sell the debt and equity securities to or through underwriters, dealers or agents.
  We may also sell debt and equity securities directly to investors.

        The common shares of Duke-Weeks Realty Corporation are listed on the New York Stock Exchange under the trading symbol "DRE."

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 13, 2000.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration process. Under this shelf registration process, Duke-Weeks Realty Corporation, which is sometimes referred to in this prospectus as "Duke", may sell any combination of common stock, preferred stock and depositary shares as described in this prospectus in one or more offerings for total proceeds of up to $325,748,000, and Duke-Weeks Realty Limited Partnership, which is sometimes referred to in this prospectus as the "Operating Partnership", may sell debt securities of various terms in one or more offerings for total proceeds of up to $470,585,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. This prospectus supplement may add, update or change information contained in this prospectus. It is important for you to consider the information contained in this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

DUKE AND THE OPERATING PARTNERSHIP

        Duke is a self-administered and self-managed real estate investment trust (a "REIT") that began operations through a related entity in 1972. As of March 31, 2000, we:

  •
  Owned 933 industrial, office and retail properties (including properties under development), consisting of over 102 million square feet located in 13 states; and

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  Owned or controlled approximately 3,900 acres of land with an estimated future development potential of approximately 60 million square feet of industrial, office and retail properties.

        Duke directly or indirectly hold all of its interests in its properties and land and it conducts all of its operations through the Operating Partnership. Duke controls the Operating Partnership as its sole general partner and owned, as of March 31, 2000, approximately 87% of the Operating Partnership's common units. Holders of common units in the Operating Partnership (other than Duke) may exchange them for Duke common stock on a one for one basis. When common units are exchanged for common stock, Duke's percentage interest in the Operating Partnership increases.

        In addition to owning properties and land, we provide the following services for our properties:

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  leasing;

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  management;

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  construction;

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  development; and

  •
  other tenant-related services.

We also provide these services on a fee basis through Duke Realty Services Limited Partnership for certain properties owned by third parties.

        Duke-Weeks Realty Corporation is an Indiana corporation that was originally incorporated in the State of Delaware in 1985, and reincorporated in the State of Indiana in 1992. It is the successor company of the merger of Weeks Corporation with Duke Realty Investments, Inc., which took place on July 2, 1999. Duke-Weeks Realty Limited Partnership is an Indiana limited partnership that was originally formed in 1993. It is the successor limited partnership of the merger of Weeks Realty, L.P. with Duke Realty Limited Partnership, which took place on July 1, 1999. Our executive offices are located at 8888 Keystone Crossing, Suite 1200, Indianapolis, Indiana 46240, and our telephone number is (317) 808-6000.

USE OF PROCEEDS

        The terms of the partnership agreement of the Operating Partnership require Duke to invest the net proceeds of any sale of common stock, preferred stock or depositary shares in the Operating Partnership in exchange for additional common units or preferred units. We will use the net proceeds from the sale of these securities for general corporate purposes. These purposes may include the development and acquisition of additional rental properties and other acquisition transactions, the payment of certain outstanding debt, and improvements to certain properties in our portfolio. If we identify a specific purpose for the net proceeds of an offering, we will describe that purpose in the applicable prospectus supplement.

RATIOS OF EARNINGS TO FIXED CHARGES

        The following table shows ratios of earnings to fixed charges and preference dividends (as applicable) for Duke and the Operating Partnership for the periods shown.

Year Ended December 31,	Duke	Operating Partnership
1999	1.79	1.77
1998	2.05	2.05
1997	2.12	2.11
1996	2.18	2.20
1995	2.38	2.38
1994	2.33	2.33

        On a pro forma basis assuming the mergers with Weeks Corporation and Weeks Realty, L.P. had occurred as of the beginning of the respective periods, Duke's ratio of earnings to fixed charges and preference dividends would have been 1.75 for the year ended December 31, 1999, and the Operating Partnership's ratio of earnings to fixed charges would have been 1.72 for the year ended December 31, 1999. For the three months ended March 31, 2000, the ratios of earnings to fixed charges for Duke and the Operating Partnership were 1.61 and 1.59, respectively.

        For purposes of computing these ratios, earnings have been calculated by adding fixed charges, excluding capitalized interest, to income (loss) before gains or losses on property sales and (if applicable) minority interest in the Operating Partnership. Fixed charges consist (if applicable) of interest costs, whether expensed or capitalized, the interest component of rental expense and amortization of debt issuance costs.

DESCRIPTION OF DEBT SECURITIES

        The debt securities will be issued under an indenture between the Operating Partnership and Bank One Trust Company, N.A. (formerly known as The First National Bank of Chicago), as trustee. The trustee's office is currently located at 14 Wall Street, Eighth Floor, New York, New York 10005. The indenture is governed by the Trust Indenture Act of 1939. The following description is a summary of the material provisions of the indenture. It does not restate those agreements in their entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of any debt securities issued by the Operating Partnership. We have filed copies of the indenture with the SEC.

General

        The debt securities will be direct, unsecured obligations of the Operating Partnership and will rank equal in right of payment with all other unsecured and unsubordinated indebtedness of the Operating Partnership. The debt securities will be effectively subordinated to the prior claims of each secured mortgage lender to any specific property which secures that lender's mortgage. At March 31, 2000, the total outstanding debt of the Operating Partnership was $2.3 billion, of which $485.4 million was secured debt.

        The debt securities may be issued in one or more series without limit as to aggregate principal amount. Duke can establish an issue of debt securities as sole general partner of the Operating Partnership by a resolution of its board of directors or by a supplemental indenture. The Operating Partnership is not required to issue all debt securities of one series at the same time and, unless otherwise provided, the Operating Partnership may reopen a series of debt securities without the consent of the holders of the debt securities of such series to issue additional debt securities of such series.

        The indenture provides that there may be more than one trustee, each with respect to one or more series of debt securities. Any trustee under the indenture may resign or be removed with respect to one or more series of debt securities, and a successor trustee may be appointed to act with respect to that series. In the event that two or more persons are acting as trustee with respect to different series of debt securities, each of those trustees shall be a trustee of a trust under the indenture separate and apart from the trust administered by any other trustee, and except as otherwise described in this prospectus, any action described in this prospectus to be taken by a trustee may be taken by each such trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee under the indenture.

        The specific terms of any series of debt securities being offered will be contained in a prospectus supplement, including:

  •
  the title of the debt securities;

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  the aggregate principal amount of the debt securities and any limit on the aggregate principal amount;

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  the price at which the Operating Partnership will issue the debt securities;

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  the fixed or variable rate at which the debt securities will bear interest, or the method by which such rate will be determined;

  •
  the basis upon which the Operating Partnership will calculate interest on the debt securities if other than a 360-day year of twelve 30-day months;

  •
  the timing and manner of making principal, interest and any premium payments on the debt securities;

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  the person to whom interest will be payable;

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  the places where you may serve notices about the debt securities and the indenture, if other than as described in this prospectus;

  •
  the portion of the principal amount of the debt securities payable upon acceleration, if it is other than the full principal amount;

  •
  whether and under what conditions the debt securities are redeemable at the option of the Operating Partnership or of the holders;

  •
  any sinking fund or similar provisions;

  •
  the currency or currencies in which the debt securities are payable, if other than U.S. dollars;

  •
  the events of default or covenants of the debt securities, if they are different from or in addition to those described in this prospectus;

  •
  whether the debt securities will be issued in certificated and/or book-entry form;

  •
  whether the debt securities will be in registered or bearer form and their denominations if other than $1,000 for registered form or $5,000 for bearer form;

  •
  whether the defeasance and covenant defeasance provisions described in this prospectus are applicable to the debt securities or are modified in any manner;

  •
  if the debt securities are to be issued upon the exercise of debt warrants, the time, manner and place for the debt securities to be authenticated and delivered;

  •
  whether and under what circumstances the Operating Partnership will pay additional amounts on the debt securities for any tax, assessment or governmental charge and, if so, whether the

    Operating Partnership will have the option to redeem the debt securities instead of making such a payment; and

  •
  any other terms of such debt securities.

        The debt securities may provide for less than their entire principal amount to be payable upon acceleration of their maturity. Any material special U.S. federal income tax, accounting and other considerations applicable to such original issue discount securities will be described in the prospectus supplement.

Denominations, Interest, Registration and Transfer

        Normally, the Operating Partnership will issue debt securities in denominations of:

  •
  $1,000 if they are in registered form;

  •
  $5,000 if they are in bearer form; or

  •
  any denomination if they are in global form.

If the Operating Partnership issues debt securities in denominations other than these, they will be described in the prospectus supplement.

        Unless the prospectus supplement specifies otherwise, the principal, interest and any premium on any series of debt securities will be payable at the corporate trust office of the trustee, initially located at 14 Wall Street, Eighth Floor, New York, New York, 10005. The Operating Partnership may choose, however, to pay interest by check mailed to the address of the person entitled to the payment as it appears in the applicable security register or by wire transfer of funds at an account maintained within the United States. The Operating Partnership may change the paying agent or registrar for a series of debt securities without prior notice to the holders of the debt securities, and the Operating Partnership or any of its subsidiaries may act as paying agent or registrar.

        Any interest not punctually paid or duly provided for on any interest payment date with respect to a debt security will immediately cease to be payable to the holder on the applicable regular record date and may either be paid:

  •
  to the person in whose name the debt security is registered at the close of business on a special record date established by the trustee, who will provide notice to the holder of the debt security not less than 10 days prior to such a special record date; or

  •
  at any time in any other lawful manner.

        If any interest date or a maturity date falls on a day that is not a business day, the required payment will be made on the next business day as if it were made on the date the payment was due and no interest will accrue on the amount so payable for the period from and after such interest payment date or such maturity date, as the case may be. For purposes of the indenture, a "business day" is any day, other than a Saturday or Sunday, on which banking institutions in The City of New York are open for business.

        Subject to certain limitations imposed upon debt securities issued in book-entry form, you may exchange debt securities for different denominations of the same series or surrender debt securities for transfer at the corporate trust office of the trustee. Every debt security surrendered for transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer. The Operating Partnership will not make any service charge for any transfer or exchange of any debt securities, but the trustee or the Operating Partnership may require payment of a sum sufficient to cover any applicable tax or other governmental charge. If the applicable prospectus supplement refers to any transfer agent in addition to the trustee initially designated by the Operating Partnership for any series of debt securities, the Operating Partnership may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that Operating Partnership will be required to maintain a transfer agent in each place of payment for a series. The Operating Partnership may at any time designate additional transfer agents with respect to any series of debt securities.

        Neither the Operating Partnership nor the trustee is required:

  •
  to issue, transfer or exchange any debt security if such debt security may be among those selected for redemption during a period beginning at the opening of business 15 days before selection of the debt securities to be redeemed and ending at the close of business on:

  •
  the day of the mailing of the relevant notice of redemption if such debt securities are issuable only as registered securities; and

  •
  the day of the first publication of the relevant notice of redemption if such debt securities are issuable as bearer securities; or

  •
  the mailing of the relevant notice of redemption if debt securities issuable as bearer securities are also issuable as registered securities and there is no publication; or

  •
  to register the transfer of or exchange any registered security selected for redemption in whole or in part, except, in the case of any registered security to be redeemed in part, the portion not to be redeemed; or

  •
  to exchange any bearer security selected for redemption except that such a bearer security may be exchanged for a registered security of that series and like tenor if such registered security is simultaneously surrendered for redemption; or

  •
  to issue, transfer or exchange any debt security which has been surrendered for repayment at the option of the holder, except any portion of such debt security not to be redeemed.

Merger, Consolidation or Sale

        The Operating Partnership may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity, provided that:

  •
  the Operating Partnership is the continuing entity, or the successor entity (if other than the Operating Partnership) formed by or resulting from any such consolidation or merger or which has received the transfer of such assets expressly assumes payment of the principal, interest and any premium on all the notes and the due and punctual performance and observance of all of the covenants and conditions contained in the indenture;

  •
  immediately after giving effect to the transaction and treating any indebtedness which becomes an obligation of the Operating Partnership or any subsidiary as a result of the transaction as having been incurred by the Operating Partnership or such subsidiary at the time of such transaction, no event of default under the indenture, and no event which, after notice or the lapse of time, or both, would become such an event of default, has occurred and is continuing; and

  •
  an officer's certificate and legal opinion covering such conditions are delivered to the trustee.

        Except for the above restrictions, the indenture does not contain any other provisions that would limit the ability of the Operating Partnership to incur indebtedness or that would afford holders of the notes protection in the event of:

  •
  a highly leveraged or similar transaction involving the Operating Partnership, the management of the Operating Partnership or Duke, or any affiliate of any such party;

  •
  a change of control; or

  •
  a reorganization, restructuring, merger or similar transaction involving the Operating Partnership that may adversely affect the holders of the debt securities.

In addition, subject to the limitations on merger, consolidation or sale described above, the Operating Partnership may enter into certain transactions in the future, such as the sale of all or substantially all of its assets or the merger or consolidation of the Operating Partnership, that would increase the amount of the Operating Partnership's indebtedness or substantially reduce or eliminate its assets, which may have an adverse effect on the Operating Partnership's ability to service its indebtedness, including the debt securities.

Certain Financial Covenants

        Limitations on Incurrence of Debt.    The Operating Partnership will not, and will not permit any subsidiary to, incur any Debt (as defined below), other than intercompany debt (representing Debt to which the only parties are the Operating Partnership, Duke and any of their subsidiaries (but only so long as such Debt is held solely by any of the Operating Partnership, Duke and any subsidiary) that is subordinate in right of payment to the debt securities) if, immediately after giving effect to the incurrence of such additional Debt, the aggregate principal amount of all outstanding Debt of the Operating Partnership and its subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles is greater than 55% of the sum of:

  •
  the Operating Partnership's Total Assets (as defined below) as of the end of the calendar quarter covered in the Operating Partnership's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the SEC (or, if such filing is not permitted under the Exchange Act, with the trustee) prior to the incurrence of such additional Debt; and

  •
  the increase in Total Assets from the end of such quarter including, without limitation, any increase in Total Assets resulting from the incurrence of such additional Debt (such increase together with the Operating Partnership's Total Assets is referred to as the "Adjusted Total Assets").

        In addition to the foregoing limitation on the incurrence of Debt, the Operating Partnership will not, and will not permit any subsidiary to, incur any Debt if the ratio of Consolidated Income Available for Debt Service (as defined below) to the amount which is expensed for interest on Debt for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred shall have been less than 2.0 to 1, on a pro forma basis after giving effect to the incurrence of such Debt and to the application of the proceeds from such Debt, and calculated on the assumption that:

  •
  such Debt and any other Debt incurred by the Operating Partnership or its subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Debt, had occurred at the beginning of such period;

  •
  the repayment or retirement of any other Debt by the Operating Partnership or its subsidiaries since the first day of such four-quarter period had been incurred, repaid or retired at the beginning of such period (except that, in making such computation, the amount of Debt under any revolving credit facility shall be computed based upon the average daily balance of such Debt during such period);

  •
  the income earned on any increase in Adjusted Total Assets since the end of such four-quarter period had been earned, on an annualized basis, during such period; and

  •
  in the case of any acquisition or disposition by the Operating Partnership or any subsidiary of any asset or group of assets since the first day of such four-quarter period, including, without limitation, by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of Debt had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.

        In addition to the foregoing limitations on the incurrence of Debt, the Operating Partnership will not, and will not permit any subsidiary to, incur any Debt secured by any mortgage, lien, charge, pledge, encumbrance or security interest of any kind upon any of the property of the Operating Partnership or any subsidiary, whether owned at the date of the indenture or subsequently acquired, if, immediately after giving effect to the incurrence of such additional secured Debt, the aggregate principal amount of all outstanding secured Debt of the Operating Partnership and its subsidiaries on a consolidated basis is greater than 40% of the Operating Partnership's Adjusted Total Assets.

        For purposes of the above provisions regarding the limitation on the incurrence of Debt, Debt is deemed to be "incurred" by the Operating Partnership and its subsidiaries on a consolidated basis whenever the Operating Partnership and its subsidiaries on a consolidated basis create, assume, guarantee or otherwise become liable with respect to such Debt.

        Maintenance of Total Unencumbered Assets.    The Operating Partnership is required to maintain Total Unencumbered Assets of not less than 185% of the aggregate outstanding principal amount of the unsecured debt of the Operating Partnership.

        As used here:

        "Consolidated Income Available for Debt Service" for any period means Consolidated Net Income (as defined below) of the Operating Partnership and its subsidiaries,

  •
  plus amounts which have been deducted for:

  •
  interest on Debt of the Operating Partnership and its subsidiaries;

  •
  provision for taxes of the Operating Partnership and its subsidiaries based on income;

  •
  amortization of debt discount;

  •
  depreciation and amortization;

  •
  the effect of any noncash charge resulting from a change in accounting principles in determining Consolidated Net Income for such period;

  •
  amortization of deferred charges; and

  •
  provisions for or realized losses on properties; and

  •
  less amounts which have been included for gains on properties.

        "Consolidated Net Income" for any period means the amount of consolidated net income (or loss) of the Operating Partnership and its subsidiaries for the period determined on a consolidated basis in accordance with generally accepted accounting principles.

        "Debt" of the Operating Partnership or any subsidiary means any indebtedness of the Operating Partnership and its subsidiaries, whether or not contingent, in respect of:

  (1)
  borrowed money evidenced by bonds, notes, debentures or similar instruments;

  (2)
  indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by the Operating Partnership and its subsidiaries;

  (3)
  the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable;

  (4)
  any lease of property by the Operating Partnership and its subsidiaries as lessee which is reflected in the Operating Partnership's consolidated balance sheet as a capitalized lease in accordance with generally accepted accounting principles; or

  (5)
  to the extent not otherwise included, any obligation by the Operating Partnership or any subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another person other than the Operating Partnership or any subsidiary, in the case of items of indebtedness under (1) through (3) above to the extent that any such items (other than letters of credit) would appear as a liability on the Operating Partnership's consolidated balance sheet in accordance with generally accepted accounting principles.

        "Total Assets" as of any date means the sum of:

  •
  the Operating Partnership's and its subsidiaries' Undepreciated Real Estate Assets; and

  •
  all other assets of the Operating Partnership and its subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles, but excluding intangibles and accounts receivable.

        "Total Unencumbered Assets" means the sum of:

  •
  those Undepreciated Real Estate Assets not subject to an encumbrance; and

  •
  all other assets of the Operating Partnership and its subsidiaries not subject to an encumbrance determined in accordance with generally accepted accounting principles, but excluding accounts receivable and intangibles.

        "Undepreciated Real Estate Assets" as of any date means the original cost plus capital improvements of real estate assets of the Operating Partnership and its subsidiaries on such date, before depreciation and amortization, determined on a consolidated basis in accordance with generally accepted accounting principles.

Certain Additional Covenants

        Existence.    Except as permitted under "— Merger, Consolidation or Sale," the Operating Partnership is required to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights and franchises. The Operating Partnership is not, however, required to preserve any right or franchise if it determines that its preservation is no longer desirable in the conduct of its business and that its loss is not disadvantageous in any material respect to the holders of the debt securities.

        Maintenance of Properties.    The Operating Partnership is required to cause all of its material properties used or useful in the conduct of its business or the business of any subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and to cause to be made all necessary repairs, renewals, replacements, betterments and improvements, all as in the judgment of the Operating Partnership may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times. The Operating Partnership and its subsidiaries are not, however, prevented from selling or otherwise disposing for value their respective properties in the ordinary course of business.

        Insurance.    The Operating Partnership is required to, and is required to cause each of its subsidiaries to, keep all of its insurable properties insured against loss or damage at least equal to their then full insurable value with financially sound and reputable insurance companies.

        Payment of Taxes and Other Claims.    The Operating Partnership is required to pay or discharge or cause to be paid or discharged, before they become delinquent:

  (1)
  all taxes, assessments and governmental charges levied or imposed upon it or any subsidiary or upon its income, profits or property or that of any subsidiary, and

  (2)
  all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Operating Partnership or any subsidiary;

The Operating Partnership is not, however, required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

        Provision of Financial Information.    The Operating Partnership will provide the holders of debt securities with copies of the annual reports and quarterly reports of the Operating Partnership. Whether or not the Operating Partnership is subject to Section 13 or 15(d) of the Exchange Act and for so long as any debt securities are outstanding, the Operating Partnership will, to the extent permitted under the Exchange Act, be required to file with the SEC the annual reports, quarterly reports and other documents which the Operating Partnership would have been required to file with the SEC pursuant to such Section 13 or 15(d) if the Operating Partnership were so subject, such documents to be filed with the SEC on or prior to the respective dates by which the Operating Partnership would have been required so to file such documents if the Operating Partnership were so subject. The Operating Partnership will also in any event:

  •
  within 15 days of each required filing date:

  •
  transmit by mail to all holders of debt securities, as their names and addresses appear in the security register, without cost to such holders, copies of the annual reports and quarterly reports which the Operating Partnership would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if the Operating Partnership were subject to such sections; and

  •
  file with the trustee copies of the annual reports, quarterly reports and other documents which the Operating Partnership would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if the Operating Partnership were subject to such sections; and

  •
  if filing such documents by the Operating Partnership with the SEC is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective holder.

        Additional Covenants.    Any additional or different covenants of the Operating Partnership with respect to any series of debt securities will be set forth in the prospectus supplement for such debt securities.

        Compliance with the financial covenants and additional covenants described in this prospectus may not be waived by the board of directors of Duke, as general partner of the Operating Partnership, or by the trustee unless the holders of at least a majority in principal amount of all outstanding debt securities of each applicable series consent to such waiver, except to the extent the defeasance and covenant defeasance provisions of the indenture apply to the debt securities.

Events of Default, Notice and Waiver

        The indenture provides that the following events are "events of default" with respect to any series of debt securities issued under the indenture:

  (1)
  default for 30 days in the payment of any installment of interest on any debt security of such series;

  (2)
  default in the payment of the principal or any premium on any debt security of such series at its maturity;

  (3)
  default in making any sinking fund payment as required for any debt security of such series;

  (4)
  default in the performance of any other covenant of the Operating Partnership contained in the indenture other than a covenant added to the indenture solely for the benefit of a series of debt securities issued under the indenture other than such series, and the continuation of such default for 60 days after written notice as provided in the indenture;

  (5)
  default in the payment of an aggregate principal amount exceeding $5,000,000 of any evidence of recourse indebtedness of the Operating Partnership or any mortgage, indenture or other instrument under which such indebtedness is issued or by which such indebtedness is secured, if such default occurred after the expiration of any applicable grace period and resulted in the acceleration of the maturity of such indebtedness, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled;

  (6)
  certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Operating Partnership or any significant subsidiary (as defined in Regulation S-X promulgated under the Securities Act) or any of their respective property; and

  (7)
  any other event of default provided with respect to a particular series of debt securities

        If an event of default occurs and continues, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the principal amount of all of the debt securities of that series to be due and payable immediately. If the debt securities of that series are original issue discount securities or indexed securities, the applicable prospectus supplement will describe the portion of the principal amount required to make such a declaration. If this happens and the Operating Partnership cures the default, under certain circumstances the holders of at least a majority in principal amount of outstanding debt securities of that series can void the acceleration.

        The indenture also provides that the holders of at least a majority in principal amount of the outstanding debt securities of a series may waive any past default with respect to that series, except a default in payment or a default of a covenant or other indenture provision that cannot be modified without the consent of the holder of each outstanding debt security affected.

        The indenture provides that no holders of debt securities of any series may institute any judicial or other proceedings with respect to the indenture or for any remedy under the indenture, except in the case of failure of the trustee to act for 60 days after it has received a written request to institute proceedings for an event of default from the holders of at least 25% in principal amount of the outstanding debt securities of that series and an offer of indemnity reasonably satisfactory to it. This provision will not prevent, however, any holder of debt securities from instituting suit for the enforcement of any payment due on the debt securities.

        Subject to provisions in the indenture relating to its duties in case of default, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any holders of debt securities, unless such holders offer to the trustee reasonable security or indemnity. The holders of at least a majority in principal amount of the outstanding debt securities of a series (or of all debt securities then outstanding under the indenture, if applicable) have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred upon the trustee. However, the trustee may refuse to follow any direction which is in conflict with any law or the indenture, which may involve the trustee in personal liability or which may be unduly prejudicial to the holders of debt securities not joining in the direction.

        The indenture requires the Operating Partnership to file annually with the trustee an officer's certificate as to the absence of defaults under the indenture. The trustee is required to give notice to the holders of a series of debt securities within 90 days of a default under the indenture unless the default has been cured or waived. However, if the trustee considers it to be in the interest of the holders, the trustee may withhold notice of any default except a payment default.

Modification of the Indenture

        At least a majority in principal amount of all outstanding debt securities or series of outstanding debt securities affected by a modification or amendment of the indenture is permitted to modify or amend the indenture. However, modifications that have the following effects can only be made with the consent of the holder of each of the debt securities affected by the modification:

  •
  change the stated maturity of the principal of, or any premium or any installment of interest on any debt security;
  •
  reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any debt security, or adversely affect any right of repayment of the holder of any debt security;
  •
  change the place of payment, or the coin or currency, for payment of principal of, interest or any premium on any debt security;
  •
  impair the right to institute suit for the enforcement of any payment on or with respect to any debt security;
  •
  reduce the percentage of outstanding debt securities of a series necessary to modify or amend the indenture, to waive compliance with certain provisions of the indenture or certain defaults and consequences under the indenture or to reduce the quorum or voting requirements set forth in the indenture; or
  •
  modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the holder of a debt security.

        The indenture provides that the holders of at least a majority in principal amount of a series of debt securities have the right to waive compliance by the Operating Partnership with certain covenants relating to such series of debt securities in the indenture.

        The Operating Partnership and the trustee can modify the indenture without the consent of any holder of debt securities for any of the following purposes:

  •
  to evidence the succession of another person to the Operating Partnership as obligor under the indenture;

  •
  to add to the covenants of the Operating Partnership for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon the Operating Partnership in the indenture;
  •
  to add events of default for the benefit of the holders of all or any series of debt securities;
  •
  to add or change any provisions of the indenture to facilitate the issuance of, or to liberalize certain terms of, debt securities in bearer form, or to permit or facilitate the issuance of debt securities in uncertificated form, so long as it does not adversely affect the interests of the holders of the debt securities of any series in any material respect;
  •
  to change or eliminate any provisions of the indenture, so long as any such change or elimination becomes effective only when there are no debt securities outstanding of any series previously created which are entitled to the benefit of those provisions;
  •
  to secure the debt securities;
  •
  to establish the form or terms of debt securities of any series;
  •
  to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under the indenture by more than one trustee;
  •
  to cure any ambiguity, defect or inconsistency in the indenture, so long as such action does not adversely affect the interests of holders of debt securities of any series in any material respect; or
  •
  to supplement any of the provisions of the indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such debt securities, so long as such action does not adversely affect the interests of the holders of the debt securities of any series in any material respect.

        The indenture provides that in determining whether the holders of the requisite principal amount of outstanding debt securities of a series have given any request, demand, authorization, direction, notice, consent or waiver or whether a quorum is present at a meeting of holders of debt securities:

  •
  the principal amount of an original issue discount security that is deemed to be outstanding is the amount of its principal that would be due and payable as of the date of such determination upon acceleration of maturity;
  •
  the principal amount of a debt security denominated in a foreign currency that is deemed outstanding is the U.S. dollar equivalent of the principal amount, determined on the issue date for such debt security, or, in the case of an original issue discount security, the U.S. dollar equivalent on the issue date of such debt security of the its principal that would be due and payable as of the date of such determination upon acceleration of maturity;
  •
  the principal amount of an indexed security that is deemed outstanding is the principal face amount of such indexed security at original issuance, unless otherwise provided with respect to such indexed security pursuant to the indenture, and
  •
  debt securities owned by the Operating Partnership or any affiliate of the Operating Partnership will be disregarded.

        The indenture contains provisions for convening meetings of the holders of debt securities of a series. The trustee, the Operating Partnership or the holders of at least 10% in principal amount of the outstanding debt securities of a series can call a meeting by giving notice as provided in the indenture. Except for any consent that must be given by the holder of each debt security affected by certain modifications of the indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present will be permitted to be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series. However, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage less than a majority in principal amount of the outstanding debt securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding debt securities of that series. Any resolution passed or decision taken at any meeting of holders of a series of debt securities duly held in accordance with the indenture will be binding on all holders of debt securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of a series. However, if any action is to be taken at such a meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding debt securities of the series, the persons holding or representing such specified percentage in principal amount of the outstanding debt securities of the series will constitute a quorum.

        Notwithstanding the foregoing provisions, if any action is to be taken at a meeting of holders of debt securities of a series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding debt securities of the series affected thereby, or of the holders of such series and one or more additional series of debt securities:

  •
  there will be no minimum quorum requirement for such meeting; and
  •
  the principal amount of the outstanding debt securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action will be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the indenture.

Discharge, Defeasance and Covenant Defeasance

        The Operating Partnership may discharge certain obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year or scheduled for redemption within one year by irrevocably depositing with the trustee, in trust, funds in such currency in which such debt securities are payable in an amount sufficient to pay the entire indebtedness on such debt securities in respect of principal, interest and any premium to the stated maturity or redemption date or, if the debt securities have become due and payable, the date of the deposit.

        The Operating Partnership may elect either:

  •
  to defease and be discharged from any and all obligations with respect to such debt securities (except for the obligation to pay additional amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such debt securities and the obligations to register the transfer or exchange of such debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of such debt securities and to hold moneys for payment in trust) ("defeasance"); or
  •
  to be released from its obligations with respect to such debt securities under the indenture, including any covenant, and any omission to comply with such obligations will not constitute a default or an event of default with respect to such debt securities ("covenant defeasance"),

In order to make this election, the Operating Partnership must make an irrevocable deposit with the trustee which will provide money in an amount sufficient to pay the principal, interest and any premium on such debt securities, and any mandatory sinking fund or analogous payments on the debt securities, on the scheduled due dates. The deposit may be either an amount in the currency in which such debt securities are payable at stated maturity, or Government Obligations (as defined below), or both.

        "Government Obligations" means securities which are:

  •
  direct obligations of the United States of America or the government which issued the foreign currency in which the debt securities of a particular series are payable, for the payment of which its full faith and credit is pledged, and which are not callable or redeemable at the option of the issuer;
  •
  obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the debt securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, and which are not callable or redeemable at the option of the issuer; or
  •
  depository receipts issued by a bank or trust company as custodian with respect to any such Government Obligation described above or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, so long as such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipts, except as required by law.

        Unless otherwise provided in the applicable prospectus supplement, if after the Operating Partnership has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to debt securities of any series:

  •
  the holder of a debt security of such series is entitled to, and does, elect pursuant to the indenture or the terms of such debt security to receive payment in a currency other than that in which such deposit has been made in respect of such debt security; or
  •
  a Conversion Event (as defined below) occurs in respect of the currency in which such deposit has been made,

the indebtedness represented by such debt security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal, interest and any premium on such debt security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such debt security into the currency in which such debt security becomes payable as a result of such election or such Conversion Event based on the applicable market exchange rate.

        "Conversion Event" means the cessation of use of:

  •
  a currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community;
  •
  the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Community; or
  •
  any currency unit or composite currency other than the ECU for the purposes for which it was established.

        In the event the Operating Partnership effects covenant defeasance with respect to any debt securities and such debt securities are declared due and payable because of the occurrence of any event of default still applicable to such debt securities, the amount in such currency in which such debt securities are payable, and Government Obligations on deposit with the trustee, will be sufficient to pay amounts due on such debt securities at the time of their stated maturity but may not be sufficient to pay amounts due on such debt securities at the time of the acceleration resulting from such event of default. However, the Operating Partnership would remain liable to make payment of such amounts due at the time of acceleration.

        The applicable prospectus supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.

No Conversion Rights

        The debt securities will not be convertible into or exchangeable for any capital stock of Duke or equity interest in the Operating Partnership.

Book-Entry Debt Securities

        The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. Payments of principal, interest and any premium on a series of debt securities represented by a global security will be made to the depositary.

        We anticipate that any global securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, that the global securities will be registered in the name of DTC's nominee, and that the following provisions will apply to the depository arrangements with respect to the global securities. The prospectus supplement will describe additional or differing terms of the depository arrangement involving any series of debt securities issued in the form of global securities.

        So long as DTC or its nominee is the registered owner of a global security, DTC or its nominee will be considered the sole holder of the debt securities represented by the global security for all purposes under the indenture. Except as described below, owners of beneficial interests in a global security:

  •
  will not be entitled to have debt securities represented by the global security registered in their names;

  •
  will not receive or be entitled to receive physical delivery of debt securities in the form of a certificate; and

  •
  will not be considered the record owners or holders of debt securities under the.

        The laws of some states require that purchasers of securities take physical delivery of the securities in certificated form. These laws may limit the transferability of beneficial interests in a global security.

        Debt securities represented by a global security will be exchangeable for debt securities in certificated form with the same terms in authorized denominations only if:

  •
  DTC notifies us that is unwilling or unable to continue as depository or if DTC ceases to be a clearing agency registered under applicable law and the Operating Partnership does not appoint a successor depository within 90 days;

  •
  an event of default under the indenture with respect to the debt securities has occurred and is continuing and the beneficial owners representing a majority in principal amount of the debt securities represented by the global security advise DTC to cease acting as depository; or

  •
  the Operating Partnership determines at any time that all debt securities of a series will no longer be represented by a global security.

        We obtained the following information concerning DTC and its book-entry system from sources, including DTC, that we believe to be reliable, but we take no responsibility for the accuracy of this information.

        DTC will act as securities depository for the debt securities. The debt securities will be issued as fully registered securities registered in the name of Cede & Co., which is DTC's partnership nominee.

        DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants of DTC include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. A number of the direct participants and the New York Stock Exchange, the American Stock Exchange, and the National Association of Securities Dealers own DTC. Access to DTC's system also is available to others, including securities brokers and dealers and banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

        Purchases of debt securities under the DTC system must be made by or through direct participants, which will receive a credit for the debt securities on DTC's records. The ownership interest of each beneficial owner or each actual purchaser of each debt security is to be recorded on the direct and indirect participants' records. A beneficial owner of debt securities will not receive written confirmation from DTC of its purchase, but is expected to receive a written confirmation providing details of the transaction, as well as periodic statements of its holdings, from the participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in debt securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the debt securities, unless the use of the book-entry system for the debt securities is discontinued.

        To facilitate subsequent transfers, any certificate representing debt securities which is deposited with, or on behalf of, DTC is registered in the name of its nominee, Cede & Co. The deposit of the certificate with, or on behalf of, DTC and its registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the certificate representing the debt securities. DTC's records reflect only the identity of the direct participants to whose accounts the debt securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Delivery of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners, will be governed by arrangements among them and any statutory or regulatory requirements.

        Neither DTC nor Cede & Co. will consent or vote with respect to the debt securities. Under its usual procedures, DTC mails an omnibus proxy to the Operating Partnership as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants identified on a list attached to the omnibus proxy to whose accounts the debt securities are credited on the record date.

        Principal, interest and any premium payments on the debt securities will be made to DTC. DTC's practice is to credit direct participants' accounts on the payable date with respect to their holdings as shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the participant and not of DTC, the trustee, or the paying agent, subject to any statutory or regulatory requirements. Payment of principal and interest to DTC is the responsibility of the Operating Partnership or the trustee or any paying agent. Disbursement of payments to direct participants will be the responsibility of DTC. Disbursement of payments to the beneficial owners will be the responsibility of the direct and indirect participants.

        If applicable, redemption notices will be sent to Cede & Co. If less than all of the debt securities within an issue are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participant in the issue to be redeemed.

        A beneficial owner will give notice of any option to elect to have its debt securities repaid by the Operating Partnership, through its participant, to the trustee, and will effect delivery of the debt securities by causing the direct participant to transfer the participant's interest in the global security or securities representing the debt securities, on DTC's records, to the trustee. The requirement for physical delivery of debt securities in connection with a demand for repayment will be deemed satisfied when the ownership rights in the global security or securities representing the debt securities are transferred by direct participants on DTC's records.

        DTC may discontinue providing its services as securities depository with respect to a series of debt securities at any time by giving reasonable notice to the Operating Partnership or the paying agent. If a successor securities depository is not appointed, debt security certificates are required to be printed and delivered.

        The Operating Partnership may decide to discontinue use of the system of book-entry transfers through DTC or a successor securities depository. In that event, debt security certificates will be printed and delivered.

        Unless stated otherwise in the applicable prospectus supplement, any underwriters, dealers or agents with respect to any series of debt securities issued as global securities will be direct participants in DTC.

        None of the Operating Partnership, Duke, any underwriter, dealer or agent, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to these beneficial interests.

        Any additional or different terms of the depositary arrangement with respect to a series of debt securities will be described in the applicable prospectus supplement relating to such series.

DESCRIPTION OF PREFERRED STOCK

General

        Under Duke's articles of incorporation, its board of directors is authorized to issue up to 5,000,000 shares of preferred stock with a par value of $.01 per share in one or more series and with rights, preferences, privileges and restrictions that they may fix or designate without any further vote or action by Duke's stockholders. As of March 31, 2000, Duke's board of directors had created the following series of preferred stock:

  •
  9.10% Series A Cumulative Redeemable Preferred Stock, of which 300,000 shares are authorized and outstanding;

  •
  7.99% Series B Cumulative Step-Up Premium Rate Preferred Stock, of which 300,000 shares are authorized and outstanding;

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  Series C Junior Preferred Stock, of which 500,000 shares are authorized but none are outstanding;

  •
  7.375% Series D Convertible Cumulative Redeemable Preferred Stock, of which 540,000 shares are authorized and outstanding;

  •
  8.25% Series E Cumulative Redeemable Preferred Stock, of which 460,000 shares are authorized and outstanding;

  •
  8.00% Series F Cumulative Redeemable Preferred Stock, of which 7,400 shares are authorized and 6,000 shares are outstanding; and

  •
  8.625% Series H Cumulative Redeemable Preferred Stock, of which 2,600 shares are authorized and none are outstanding.

        The following description of preferred stock sets forth general terms and provisions of any series of preferred stock which Duke's board of directors may create. The applicable prospectus supplement will describe the specific terms of a particular series of preferred stock, which may differ from the following terms. The descriptions of preferred stock in this prospectus and in any applicable prospectus supplement are qualified in their entirety by reference to Duke's articles of incorporation and any applicable amendments, which are filed or incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

Terms

        When preferred stock is issued by Duke, it will be fully paid, and Duke will not be entitled to assess the holders of the preferred stock. The preferred stock will not have pre-emptive rights.

        The specific terms of any series of preferred stock being offered will be contained in a prospectus supplement, including:

  •
  the title and stated value of the preferred stock;

  •
  the number of shares, their liquidation preference per share and their purchase price;

  •
  the dividend rate, dividend periods and payment dates or methods of calculating the payment dates;

  •
  the date on which dividends begin to accrue or accumulate;

  •
  whether the dividends will be cumulative, and any dividend preference;

  •
  the procedures for any auction and remarketing of the preferred stock;

  •
  any retirement or sinking fund requirement;

  •
  the price and the terms and conditions of any redemption;

  •
  the price and the terms and conditions of any conversion or exchange into Duke's common stock;

  •
  any listing of the preferred stock on any securities exchange;

  •
  whether interests in the preferred stock will be represented by depositary shares;

  •
  any voting rights of the series;

  •
  the relative ranking and preferences as to dividends and rights upon liquidation, dissolution or winding up;

  •
  any limitations on issuing any series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividends, liquidation, dissolution or winding up;

  •
  any limitations on direct or beneficial ownership and restrictions on transfer; and

  •
  any other specific terms, preferences, rights, limitations or restrictions of the preferred stock;

Rank

        Unless otherwise specified in the prospectus supplement, the preferred stock will have the following ranking as to dividends, liquidation, dissolution or the winding up of Duke's affairs:

  •
  senior to all classes or series of Duke's common stock and to all equity securities ranking junior to such preferred stock;

  •
  on a parity with all equity securities Duke issues, the terms of which specifically provide that such equity securities rank on a parity with the preferred stock; and

  •
  junior to all equity securities Duke issues, the terms of which specifically provide that such equity securities rank senior to the preferred stock. The term "equity securities" does not include convertible debt securities.

Dividends

        Preferred stockholders of each series will be entitled to receive cash dividends, if, as and when approved by Duke's board of directors, out of Duke's assets legally available for payment to stockholders. The prospectus supplement will list the applicable dividend rates and distribution dates. Duke will pay each dividend to shareholders of record according to Duke's share transfer books on the record date fixed by Duke's board of directors.

        The applicable prospectus supplement will specify whether dividends on a preferred stock series are cumulative or non-cumulative. If dividends are cumulative, they will accumulate from the date listed in the prospectus supplement. If dividends are non-cumulative and Duke's board of directors does not declare a dividend payable on a dividend payment date, then the preferred stockholders of that series will have no right to receive a dividend, and Duke will have no obligation to pay an accrued dividend later for the missed dividend period, whether or not dividends on the series are declared on any future date.

        If preferred stock of a series is outstanding, Duke will not declare or pay dividends on any other series of its capital stock ranking on a parity with or junior to those shares as to dividends for any period unless:

  •
  if the series of preferred stock has cumulative dividends, full cumulative dividends for all past and current dividend periods for the series must have been declared and paid or declared and funds reserved for payment before or at the same time as the declaration and payment on the junior series; or

  •
  if the series of preferred stock does not have cumulative dividends, full dividends for the current dividend period for the series must have been declared and paid or declared and funds reserved for payment before or at the same time as the declaration and payment on the junior series.

        When dividends on shares from more than one series of preferred stock ranking in parity as to dividends are not paid in full (or a sufficient sum for full payment has not been set apart), all such dividends will be declared pro rata so that the amount of dividends declared per share in each such series will in all cases bear the same ratio of accrued dividends owed. Such pro rata payments per share will not include interest, nor will it include any accumulated unpaid dividends from prior periods if the dividends in question are non-cumulative.

        Except as provided in the preceding paragraph, Duke will not declare or pay dividends on, or redeem , purchase or otherwise acquire any shares of, its common stock or any capital stock ranking junior to a series of preferred stock (other than dividends paid in or conversions or exchanges for common stock or other capital stock junior to the preferred stock) unless:

  •
  if the series of preferred stock has cumulative dividends, full cumulative dividends for all past and current dividend periods for the series must have been declared and paid or declared and funds reserved for payment before or at the same time as the declaration and payment on the junior series; or

  •
  if the series of preferred stock does not have cumulative dividends, full dividends for the current dividend period for the series must have been declared and paid or declared and funds reserved for payment before or at the same time as the declaration and payment on the junior series.

Redemption

        If specified in the applicable prospectus supplement, Duke will have the right to redeem all or any part of the preferred stock in each series at its option, or the preferred stock will be subject to mandatory redemption.

        If the series of preferred stock is subject to mandatory redemption, the prospectus supplement will specify:

  •
  the number of shares Duke will redeem in each year;

  •
  the date when Duke will commence the redemption; and

  •
  the redemption price per share, which will include all accrued and unpaid dividends other than non-cumulative dividends for prior dividend periods.

        The redemption price may be payable in cash or other property. If the redemption price for a series of preferred stock is payable only from the net proceeds of the issuance of Duke's capital shares, the terms of the series may provide that if no such capital shares have been issued or the net proceeds are insufficient to pay the full aggregate redemption price, then the preferred stock will automatically and mandatorily convert into the applicable capital shares pursuant to conversion provisions specified in the prospectus supplement.

        Notwithstanding the foregoing, Duke will not redeem, purchase or acquire any shares of a series of preferred stock (other than conversions or exchanges for common stock or other capital stock junior to the preferred stock) unless:

  •
  in the case of a redemption, all shares of the series of preferred stock are simultaneously redeemed;

  •
  if the series of preferred stock has cumulative dividends, full cumulative dividends for all past and current dividend periods for the series must have been declared and paid or declared and funds reserved for payment; or

  •
  if the series of preferred stock does not have cumulative dividends, full dividends for the current dividend period for the series must have been declared and paid or declared and funds reserved for payment.

Duke may, however, purchase or acquire preferred stock of any series to preserve its status as a REIT or pursuant to an offer made on the same terms to all holders of preferred stock of that series.

        If Duke redeems fewer than all outstanding shares of any series of preferred stock, it will determine the number of shares to be redeemed and whether it will redeem shares pro rata by shares held or shares requested to be redeemed, by lot or in some other manner to be determined by Duke.

        Duke will mail redemption notices at least 30 days, but not more than 60 days, before the redemption date to each holder of record of a series of preferred stock to be redeemed at the address shown on the share transfer books. Each notice will state:

  •
  the redemption date;

  •
  the number of shares and series of the preferred stock to be redeemed;

  •
  the redemption price;

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  the place or places where certificates for such preferred stock are to be surrendered for payment of the redemption price;

  •
  that dividends on the shares to be redeemed will cease to accrue on such redemption date; and

  •
  the date upon which the holder's conversion rights, if any, as to such shares terminate.

        If Duke redeems fewer than all outstanding shares of a series of preferred stock, the notice will also specify the number of shares to be redeemed from each shareholder. If Duke gives notice of redemption and has set aside the funds necessary for the redemption in a trust for the benefit of holders of stock being redeemed, then dividends will cease to accrue from the redemption date and all rights of the holders of the stock to be redeemed will terminate, except the right to receive the redemption price.

Liquidation Preference

        If Duke liquidates, dissolves or winds up its affairs, then holders of each series of preferred stock will be entitled to receive out of Duke's legally available assets a liquidating distribution in the amount of the liquidation preference per share for that series as specified in the applicable prospectus supplement, plus an amount equal to all dividends accrued and unpaid, but not including amounts from prior periods for non-cumulative dividends, before Duke makes any distributions to holders of its common stock or any other capital shares ranking junior to the preferred stock.

        Once holders of outstanding preferred stock receive their respective liquidating distributions, they will have no right or claim to any of Duke's remaining assets. In the event that Duke's assets are not sufficient to pay the full liquidating distributions to the holders of all Duke's outstanding preferred stock and all other classes or series of its capital shares ranking on a parity with its preferred stock, then Duke will distribute its assets to those holders in proportion to the full liquidating distributions to which they would otherwise have been entitled.

        After Duke has paid liquidating distributions in full to all holders of its preferred stock, it will distribute its remaining assets among holders of any other classes or series of capital shares ranking junior to the preferred stock according to their respective rights and preferences and number of shares. For this purpose, a consolidation or merger of Duke with any other corporation or entity, or a sale, lease or conveyance of all or substantially all of Duke's property or business is not considered a liquidation, dissolution or winding up of Duke's affairs.

Voting Rights

        Holders of preferred stock will not have any voting rights, except as described in this section or specified in a prospectus supplement or as otherwise required by law.

        Whenever dividends on any shares of preferred stock have not been paid for six or more consecutive quarterly periods, the holders of such preferred stock are entitled to vote separately as a class with all other holders of preferred stock on which such dividends have not been paid for the election of two additional directors of Duke. The holders of record of at least 10% of any series of preferred stock on which dividends have not been so paid are entitled to call a special meeting to elect these additional directors unless Duke receives the request less than 90 days before the date of the next annual or special meeting of shareholders. Whether or not such a special meeting is called, the holders of a series of preferred stock on which dividends have not been so paid are entitled to vote for the additional directors at the next annual meeting of shareholders and at each subsequent annual meeting until:

  •
  if the series of preferred stock has a cumulative dividend, Duke has fully paid all unpaid dividends on the shares for the past dividend periods and the then current dividend period, or Duke has declared the unpaid dividends and set apart a sufficient sum for their payment; or

  •
  if the series of preferred stock does not have a cumulative dividend, Duke has fully paid four consecutive quarterly dividends, or Duke has declared such dividends and set apart a sufficient sum for their payment.

In any case in which the holders of preferred stock elect additional directors, the number of directors on Duke's board of directors will be increased by two.

        Unless the applicable prospectus supplement provides otherwise, the holders of at least two-thirds of the shares of each series of preferred stock outstanding must approve before Duke can take any of the following actions:

  •
  authorize, create or increase the authorized or issued amount of any class or series of capital stock ranking prior to such series of preferred stock as to dividends or liquidation distributions;

  •
  reclassify any authorized capital stock into shares ranking prior to such series of preferred stock as to dividends or liquidation distributions;

  •
  issue any obligation or security convertible into or evidencing the right to purchase any shares ranking prior to such series of preferred stock as to dividends or liquidation distributions; or

  •
  amend, alter or repeal Duke's articles of incorporation (including the provision establishing such series of preferred stock) whether by merger, consolidation or other event, in a manner that materially and adversely affects any right, preference, privilege or voting power of the preferred stock, unless the preferred stock remains outstanding and its terms are not materially changed, even if Duke is not the surviving entity in a merger, consolidation or other event.

The following events do not materially and adversely affect a series of preferred stock for this purpose:

  •
  an increase in the number of authorized shares of preferred stock;

  •
  the creation or issuance of any other series of preferred stock; or

  •
  an increase in the number of authorized shares in such series of preferred stock or any other series of preferred stock ranking the same as or junior to the preferred stock of such series as to dividends or liquidation distributions.

        The holders of a series of preferred stock will have no voting rights under these provisions, however, if Duke redeems or calls for redemption all outstanding shares of the series and deposits sufficient funds in a trust to effect the redemption on or before the time the act occurs requiring the vote.

        Under Indiana law, holders of each series of preferred stock are entitled to vote as a class upon any proposed amendment to Duke's articles of incorporation, if the amendment would:

  •
  increase or decrease the aggregate number of authorized shares of such series;

  •
  effect an exchange or reclassification of all or part of the shares of the series into shares of another series;

  •
  effect an exchange or reclassification or create the right of exchange of all or part of the shares of another class or series into shares of the series;

  •
  change the designation, rights, preferences or limitations of all or a part of the shares of the series;

  •
  change the shares of all or part of the series into a different number of shares of the same series;

  •
  create a new series having rights or preferences with respect to distributions or dissolution that are prior, superior or substantially equal to the shares of the series;

  •
  increase the rights, preferences or number of authorized shares of any class or series that, after giving effect to the amendment, have rights or preferences with respect to distributions or to dissolution that are prior, superior or substantially equal to the shares of the series;

  •
  limit or deny an existing preemptive right of all or part of the shares of the series; or

  •
  cancel or otherwise affect rights to distributions or dividends that have accumulated but have not yet been declared on all or part of the shares of the series.

Conversion Rights

        You will find the terms and conditions, if any, upon which any series of preferred stock is convertible into shares of common stock in the applicable prospectus supplement, including:

  •
  the number of shares of common stock into which the shares of preferred stock are convertible;

  •
  the conversion price or manner by which Duke will calculate the conversion price;

  •
  the conversion period;

  •
  whether conversion will be at the option of the holders of the preferred stock or Duke;

  •
  the events requiring an adjustment of the conversion price; and

  •
  provisions affecting conversion in the event of the redemption of such series of preferred stock.

Shareholder Liability

        Indiana law provides that no shareholder, including holders of preferred stock, will be personally liable for Duke's acts and obligations and that Duke's funds and property are the only recourse for its acts or obligations.

Restrictions on Ownership

        As discussed below under "Description of Common Stock — Certain Provisions Affecting Change of Control," for Duke to qualify as a REIT under the Internal Revenue Code, not more than 50% in value of its outstanding capital shares may be owned, directly or indirectly, by five or fewer individuals ( including certain entities) during the last half of a taxable year. To assist it in meeting this requirement, Duke may take certain actions to limit the direct or indirect beneficial ownership by a single person of its outstanding equity securities, including any of its preferred stock. Therefore, the amendment to Duke's articles of incorporation creating a series of preferred stock may contain provisions restricting the ownership and transfer of the preferred stock. The applicable prospectus supplement will specify any additional ownership limitation relating to a series of preferred stock.

Registrar and Transfer Agent

        The registrar and transfer agent for the preferred stock will be set forth in the applicable prospectus supplement.

DESCRIPTION OF DEPOSITARY SHARES

General

        Duke may issue receipts for depositary shares, each of which will represent a fractional interest of a share of a particular series of preferred stock, as specified in the applicable prospectus supplement. Shares of preferred stock of each series represented by depositary shares will be deposited under a separate deposit agreement among Duke, a depositary (a United States bank or trust company having a combined capital and surplus of at least $50,000,000) and the holders from time to time of the depositary receipts. Subject to the terms of the applicable deposit agreement, each owner of a depositary receipt will be entitled, in proportion to their respective fractional interests, to all the rights and preferences of the preferred stock represented by such depositary shares, including dividend, voting, conversion, redemption and liquidation rights.

        The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. Immediately after Duke issues and delivers its preferred stock to a preferred stock depositary, it will issue, on its own behalf, the depositary receipts. You may obtain copies of the applicable deposit agreement and depositary receipts from Duke upon request.

        The statements in this section are summaries of certain anticipated provisions and are subject to, and qualified in their entirety by reference to, all of the provisions of the applicable deposit agreement and related depositary receipts.

Dividends and Other Distributions

        The depositary will distribute all cash dividends or other cash distributions on the preferred stock to the record holders of depositary shares in proportion to the number of depositary receipts owned by such holders. Holders of depositary shares have certain obligations to file proofs, certificates and other information and to pay certain charges and expenses of the depositary in connection with distributions.

        If a distribution on the preferred shares is other than in cash and it is feasible for the depositary to distribute the property it receives, the depositary will distribute property it received to the record holders of depositary shares entitled to such property, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the depositary. If such a distribution is not feasible and Duke approves, the depositary may sell the property and distribute the net proceeds from the sale to the holders of the depositary shares.

        The depositary will not make any distribution on any depositary share to the extent that it represents preferred stock which has been converted or exchanged.

Withdrawal of Stock

        Unless depositary shares have previously been called for redemption or converted, a holder of depositary shares is entitled to surrender the depositary receipts at the corporate trust office of the depositary in exchange for whole or fractional shares of the related preferred stock represented by the depositary shares together with any money or other property represented by the depositary shares, all as specified in the applicable prospectus supplement. Once depositary shares have been so exchanged, the holder will not be entitled to redeposit the preferred shares and receive depositary shares again. If a depositary receipt presented for exchange into preferred stock represents more shares of preferred stock than the number to be withdrawn, the depositary is required to deliver a new depositary receipt for the excess number of depositary shares.

Redemption of Depositary Shares

        Whenever Duke redeems shares of preferred stock held by a depositary, the depositary will redeem on that same date the same number of depositary shares representing the preferred stock redeemed, provided Duke paid in full to the depositary the redemption price of the preferred shares plus an amount equal to any accrued and unpaid dividends up to the date fixed for redemption. The redemption price per depositary share will be equal to the applicable fraction of the redemption price and any other amounts per share payable with respect to the related preferred stock. If fewer than all the depositary shares are to be redeemed, Duke and the depositary will select the depositary shares to be redeemed as nearly pro rata as may be practicable without creating fractional depositary shares or by any other equitable method determined by Duke that preserves its REIT status.

        On the redemption date:

  •
  all dividends relating to the shares of preferred stock called for redemption will cease to accrue;

  •
  the depositary shares called for redemption will no longer be deemed outstanding; and

  •
  all rights of the holders of the depositary shares to be redeemed will cease, except the right to receive any money payable upon the redemption and any money or other property to which the holders of such depositary shares are entitled upon redemption and surrender to the depositary.

Voting of the Preferred Stock

        When a depositary receives notice regarding a meeting in which holders of the related preferred stock are entitled to vote, it will mail that information to the holders of depositary shares. Each record holder of depositary shares on the record date will then be entitled to instruct the depositary to exercise its voting rights for the amount of preferred stock represented by that holder's depositary shares. The depositary will vote in accordance with these instructions, and Duke will agree to take all reasonable action which the depositary may deem necessary to enable the depositary to do so. The depositary will abstain from voting to the extent it does not receive specific instructions from holders of depositary shares. A depositary will not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as any such action or non-action is in good faith and does not result from negligence or willful misconduct of the depositary.

Liquidation Preference

        In the event of Duke's voluntary or involuntary liquidation, dissolution or winding up, a holder of depositary shares will be entitled to the fraction represented by the depositary shares of the liquidation preference of the related preferred stock as set forth in the applicable prospectus supplement.

Conversion of Preferred Stock

        Depositary shares will not themselves be convertible into common stock or any other of Duke's securities or property. If the related preferred stock is convertible, however, and it is specified in the applicable prospectus supplement, holders of depositary shares may surrender them to the applicable depositary with written instructions that Duke is to convert the preferred stock represented by their depositary shares into whole shares of common stock, other shares of Duke's preferred stock or other shares of stock, as applicable. Duke will agree that upon receiving such instructions and any amounts payable in connection with such a conversion, it will convert the preferred stock using the same procedures as those provided for delivery of preferred stock. If the depositary shares are to be converted in part only, the depositary will issue a new depositary receipt for any depositary shares not converted. Duke will not issue fractional shares of common stock upon conversion. If a conversion will result in a fractional share being issued, Duke will pay an amount in cash equal to the value of the fractional interest based upon the closing price of the common stock on the last business day prior to the conversion.

Amendment and Termination of a Deposit Agreement

        Duke and the depository may amend any form of depositary receipts evidencing depositary shares and any provision of a deposit agreement. Unless the amendment has been approved by the existing holders of at least two-thirds of the applicable depositary shares then outstanding, however, Duke and the depositary may not make any amendment that:

  •
  would materially and adversely alter the rights of the holders of depositary shares; or

  •
  would be materially and adversely inconsistent with the rights granted to the holders of the related preferred stock.

        Subject to certain anticipated exceptions in the deposit agreements and except in order to comply with the law, no amendment may impair the right of any holders of depositary shares to surrender their depositary receipts with instructions to deliver to the holders the related preferred stock and all money and other property represented by the depositary shares. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective who continues to hold the depositary receipt will be deemed to consent and agree to the amendment and to be bound by the applicable amended deposit agreement.

        Duke may terminate a deposit agreement upon not less than 30 days' prior written notice to the applicable depositary if:

  •
  the termination is necessary to preserve Duke's status as a REIT; or

  •
  a majority of each series of preferred stock affected by the termination consents to the termination.

Upon a termination of a deposit agreement, holders of the applicable depositary shares are entitled to surrender their depositary shares and receive in exchange the number of whole or fractional shares of preferred stock and any other property represented by the depositary shares. Duke will agree that if a deposit agreement is terminated to preserve its status as a REIT, then it will use its best efforts to list the preferred stock issued upon surrender of the related depositary shares on a national securities exchange.

        In addition, a deposit agreement will automatically terminate if:

  •
  all outstanding depositary shares subject to the agreement have been redeemed;

  •
  there has been a final distribution of the related preferred stock in connection with any liquidation, dissolution or winding up of Duke, and the distribution has been distributed to the holders of the depositary shares; or

  •
  each share of the related preferred stock has been converted into Duke stock not represented by depositary shares.

Charges of a Depositary

        Duke will pay all transfer and other taxes and governmental charges arising solely from the existence of a deposit agreement. In addition, Duke will pay the fees and expenses of a depositary in connection with the performance of its duties under a deposit agreement. However, holders of depositary receipts will pay the fees and expenses of a depositary for any duties requested by such holders to be performed which are outside those expressly provided for in the applicable deposit agreement.

Resignation and Removal of Depositary

        A depositary may resign at any time by delivering to Duke notice of its election to resign, and Duke may at any time remove a depositary. Any such resignation or removal would take effect upon the appointment of a successor depositary. Duke will appoint a successor depositary within 60 days after delivery of the notice of resignation or removal. The successor must be a bank or trust company with its principal office in the United States and a combined capital and surplus of at least $50 million.

Miscellaneous

        A depositary will be required to forward to the holders of depositary shares any reports and communications from Duke with respect to the related preferred stock.

        Neither a depositary nor Duke will be liable if it is prevented or delayed by law or any circumstances beyond its control from performing its obligations under a deposit agreement. The obligations of Duke and a depositary under a deposit agreement will be limited to performing their duties in good faith and without negligence in regard to voting of preferred stock, gross negligence or willful misconduct. Neither Duke nor any applicable depositary will be obligated to prosecute or defend any legal proceeding with respect to any depositary receipts, depositary shares or shares of related preferred stock unless they are furnished with satisfactory indemnity.

        Duke and any depositary may rely on the written advice of counsel or accountants, or information provided by persons presenting shares of preferred stock for deposit, holders of depositary receipts or other persons they believe in good faith to be competent to give such information, and on documents they believe in good faith to be genuine and signed by a proper party.

        In the event a depositary receives conflicting claims, requests or instructions from any holders of depositary shares and Duke, the depositary will be entitled to act on the claims, requests or instructions received from Duke.

DESCRIPTION OF COMMON STOCK

General

        Duke's authorized capital stock includes 250,000,000 shares of common stock, $.01 par value per share. Each outstanding share of common stock entitles the holder to one vote on all matters presented to shareholders for a vote. Holders of common stock have no preemptive rights. As of March 31, 2000, there were 126,463,274 shares of common stock outstanding, 19,187,880 shares reserved for issuance upon exchange of outstanding units and 5,865,475 shares reserved for issuance upon the exercise of outstanding stock options.

        Duke's shares of common stock currently outstanding are listed on the New York Stock Exchange. Duke will apply to the NYSE to list additional shares of common stock to be sold pursuant to any prospectus supplement, and Duke anticipates that any such shares will be listed on the NYSE.

        Duke's articles of incorporation provide for the board of directors to be divided into three classes of directors, with each class containing as nearly as possible one-third of the directors. The class of directors elected at each annual shareholders' meeting will begin a three-year term, and the directors in the other two classes will continue in office. These classified board provisions in the articles of incorporation may make it more difficult to cause a change of control of Duke or to remove incumbent management. Holders of common stock have no right to cumulative voting for the election of directors. Consequently, at each annual shareholders' meeting, the holders of a majority of the shares of common stock voting are able to elect all of the successors of the class of directors whose term expires at that meeting. Directors may be removed only for cause and only with the affirmative vote of the holders of a majority of the shares of common stock entitled to vote in the election of directors.

        All shares of common stock issued will be duly authorized, fully paid, and non-assessable. Distributions may be paid to the holders of common stock if and when declared by Duke's board of directors out of funds legally available for such distributions. Duke intends to continue to pay quarterly dividends.

        Under Indiana law, shareholders are generally not liable for Duke's debts or obligations. If Duke is liquidated, after payment or provision for all of Duke's known debts and liabilities and any preferential distributions required to be made to holders of preferred stock, each outstanding share of common stock will be entitled to participate pro rata in the remaining assets.

Certain Provisions Affecting Change of Control

        General.    Under Indiana law, shareholders holding a majority of the shares voting must approve for Duke to merge with or sell all or substantially all of its assets. Duke's articles of incorporation also contain provisions which may discourage certain types of transactions involving an actual or threatened change of control, including:

  •
  a requirement that certain mergers, sales of assets, liquidations or dissolutions, or reclassifications or recapitalizations involving persons owning 10% or more of Duke's capital stock:

  •
  be approved by a vote of the holders of 80% of the issued and outstanding shares of Duke's capital stock; or

  •
  be approved by three-fourths of the continuing directors; or

  •
  provide for payment to shareholders for their shares of at least a specified price;

  •
  a requirement that any amendment or alteration of certain provisions of the articles of incorporation affecting change of control be approved by the holders of 80% of Duke's issued and outstanding capital stock; and

  •
  a classified board of directors and a limitation on removal of directors to removal for cause as described above.

        The partnership agreement for the Operating Partnership also contains provisions which could discourage transactions involving an actual or threatened change of control of Duke, including:

  •
  a requirement that holders of at least 90% of the outstanding partnership units held by Duke and other unit holders approve any voluntary sale, exchange, merger, consolidation or other disposition of all or substantially all of the assets of the Operating Partnership in one or more transactions other than a disposition occurring upon a financing or refinancing of the Operating Partnership;

  •
  a restriction against any assignment or transfer by Duke of its interest in the Operating Partnership; and

  •
  a requirement that holders of more than 90% of the partnership units approve:

  •
  any merger, consolidation or other combination of Duke with another entity, unless after the transaction substantially all of the assets of the surviving entity are contributed to the Operating Partnership in exchange for units;

  •
  any sale of all or substantially all of Duke's assets; or

  •
  any reclassification or recapitalization or change of outstanding shares of common stock other than certain changes in par value, stock splits, stock dividends or combinations.

Duke's directors who are not officers or employees and who do not hold partnership units will vote on these matters.

        Ownership Limits.    For Duke to qualify as a REIT under the Internal Revenue Code:

  •
  no more than 50% in value of Duke's outstanding capital shares may be owned, directly or indirectly, by five or fewer individuals (including certain entities) during the last half of a taxable year or during a proportionate part of a shorter taxable year; and

  •
  Duke's common stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year.

Because Duke expects to continue to qualify as a REIT, its articles of incorporation contain restrictions on the acquisition of common stock intended to ensure compliance with these requirements.

        Specifically, Duke's articles of incorporation contain restrictions which:

  •
  authorize but do not require Duke's board of directors to refuse to give effect to a transfer of common stock which, in its opinion, might jeopardize the status of Duke as a REIT;

  •
  nullify any attempted acquisition of shares which would result in the disqualification of Duke as a REIT;

  •
  give the board of directors the authority to take any actions it deems advisable to enforce the provision, which might include refusing to give effect to or seeking to enjoin a transfer which might jeopardize Duke's status as a REIT; and

  •
  require any shareholder to provide Duke such information regarding his or her direct and indirect ownership of common stock as Duke may reasonably require.

Registrar and Transfer Agent

        The registrar and transfer agent for the common stock is American Stock Transfer & Trust Company, New York, New York.

FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of material federal income tax considerations relevant to us and to an investor in the debt and equity securities offered by this prospectus. You should be aware of the following about this summary:

  •
  It is based upon current law.

  •
  It does not cover all possible tax considerations.

  •
  It does not include a detailed description of any state, local, or foreign tax considerations.

  •
  It does not describe all of the aspects of federal income taxation that may be relevant to you in light of your particular circumstances.

  •
  It does not describe all of the aspects of Federal income taxation that may be relevant to certain types of security holders (including insurance companies, tax exempt entities, financial institutions or broker dealers, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws.

        You should consult with your own tax advisors regarding federal, state, local and other tax laws applicable to your specific situation as well as any potential changes in tax laws. As used in this section, the term "Duke" refers solely to Duke-Weeks Realty Corporation without its subsidiaries, and the term "Operating Partnership" refers solely to Duke-Weeks Realty Limited Partnership without its subsidiaries.

Taxation of Duke

        General.    Duke expects to continue to be taxed as a REIT for federal income tax purposes. Duke's management believes that Duke was organized and has operated in a manner that meets the requirements for qualification and taxation as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), and that Duke intends to continue to operate in such a manner. We cannot assure you, however, that Duke will continue to operate in a manner that will allow it to remain qualified as a REIT.

        In the opinion of Bose McKinney & Evans LLP, which has acted as our counsel, if the assumptions and representations referred to below are true, Duke's proposed methods of operation and the proposed methods of operation of the Operating Partnership and Duke Realty Services Limited Partnership (the "Services Partnership") since and including 1994 have permitted and will permit Duke to continue to qualify to be taxed as a REIT for all years since and including 1994 and for Duke's current and subsequent taxable years. This opinion is:

  •
  based on an assumption that Duke was organized in conformity with and has satisfied the requirements for qualification and taxation as a REIT under the Code for each of its taxable years from and including the first year for which it made the election to be taxed as a REIT through 1993;

  •
  based upon certain assumptions relating to the organization and operation of Duke Services, Inc. ("DSI"), the Operating Partnership and the Services Partnership;

  •
  conditioned upon certain representations made by Duke's personnel and affiliates as to certain factual matters relating to Duke's past operations and its intended manner of future operation and the intended manner of future operation of the Operating Partnership and the Services Partnership; and

  •
  based upon Duke's receipt of a letter ruling from the IRS dated September 30, 1994, which concluded that the Operating Partnership's and Duke's distributive shares of the gross income of the Services Partnership will be in proportion to the respective percentage shares of the capital interests of the partners of the Services Partnership.

Bose McKinney & Evans LLP is not aware of any facts or circumstances which are inconsistent with these assumptions and representations. Unlike a tax ruling, an opinion of counsel is not binding upon the IRS, and we cannot be sure that the IRS will not challenge Duke's status as a REIT for Federal income tax purposes. Duke's qualification and taxation as a REIT has depended and will depend upon, among other things, its ability to meet on a continuing basis, through ownership of assets, actual annual operating results, receipt of qualifying real estate income, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Internal Revenue Code discussed below. Bose McKinney & Evans LLP will not review compliance with these tests on a periodic or continuing basis. Accordingly, neither Bose McKinney & Evans LLP nor we can assure you that Duke will continue to satisfy these tests. See "Taxation of Duke — Failure to Qualify."

        The following is a general summary of the Code sections which govern the federal income tax treatment of a REIT and its shareholders. These sections of the Code are highly technical and complex. This summary is qualified in its entirety by the applicable Code provisions, Treasury Regulations, and administrative and judicial interpretations as currently in effect.

        So long as Duke qualifies for taxation as a REIT and distributes at least 95% of its REIT taxable income (computed without regard to net capital gains or the dividends paid deduction) for its taxable year to its shareholders, Duke will generally not be subject to federal income tax with respect to income which it distributes to its shareholders. However, Duke may be subject to federal income tax under certain circumstances, including taxes at regular corporate rates on any undistributed REIT taxable income, the "alternative minimum tax" on its items of tax preference, and taxes imposed on income and gain generated by certain extraordinary transactions.

        Requirements for Qualification.    The Code defines a REIT as a corporation, trust or association:

  (1)
  which is managed by one or more trustees or directors;

  (2)
  the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

  (3)
  which would be taxable as a domestic corporation but for Sections 856 through 859 of the Code;

  (4)
  which is neither a financial institution nor an insurance company subject to certain provisions of the Code;

  (5)
  which has the calendar year as its taxable year;

  (6)
  the beneficial ownership of which is held by 100 or more persons;

  (7)
  during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities); and

  (8)
  which meets certain income and assets tests, described below.

We believe Duke currently satisfies all requirements.

        Income Tests.    In order to qualify as a REIT, there are two gross income tests that must be satisfied annually. For purposes of these tests, Duke is deemed to be entitled to a share of the gross income attributable to its proportionate interest in any partnerships in which it holds an interest. The tests are:

  •
  First, at least 75% of Duke's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property (including "rents from real property," gain from the sale of real property and, in certain circumstances, interest) or from qualified types of temporary investments.

  •
  Second, at least 95% of Duke's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from the same items which qualify under the 75% income test or from dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing.

        Rents Duke receives will qualify as "rents from real property" in satisfying the gross income tests for a REIT described above only if several conditions (related to the relationship of the tenant to Duke, the method of determining the rent payable and nature of the property leased) are met. Duke does not anticipate receiving rents in excess of a minimal amount that fail to meet these conditions. Finally, for rents received to qualify as "rents from real property," Duke generally must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" that is adequately compensated and from whom Duke derives no income. However, Duke may perform services "usually or customarily rendered" in connection with the rental of space for occupancy only and not otherwise considered "rendered to the occupant" ("Permissible Services").

        Duke provides certain management, development, construction and other tenant related services with respect to our properties through the Operating Partnership, which is not an independent contractor. Our management believes that the material services provided to tenants by the Operating Partnership are Permissible Services. To the extent services to tenants do not constitute Permissible Services, such services are performed by independent contractors.

        Under the Taxpayer Relief Act of 1997 (the "1997 Act"), in determining whether a REIT satisfies the income tests, a REIT's rental income from a property will not cease to qualify as "rents from real property" merely because the REIT performs services for a tenant other than permitted customary services if the amount that the REIT is deemed to have received as a result of performing impermissible services does not exceed one percent of all amounts received directly or indirectly by the REIT with respect to such property. The amount that a REIT will be deemed to have received for performing impermissible services is at least 150% of the direct cost to the REIT of providing those services.

        Duke derives a portion of its income from the Operating Partnership's interest as a limited partner in the Services Partnership and its ownership of DSI, which is a general partner of the Services Partnership. The Services Partnership receives fees for real estate services with respect to properties that are not owned directly by the Operating Partnership and fees in consideration for the performance of management and administrative services with respect to properties that are not entirely owned by the Operating Partnership. All or a portion of such fees will not qualify as "rents from real property" for purposes of the 75% or 95% gross income tests. Pursuant to Treasury Regulations, a partner's capital interest in a partnership determines its proportionate interest in the partnership's gross income from partnership assets for purposes of the 75% and 95% gross income tests. For this purpose, the capital interest of a partner is determined by dividing its capital account by the sum of all partners' capital accounts.

        The partnership agreement of the Services Partnership provides, however, for varying allocations of income which differ from capital interests, subject to certain limitations on the aggregate amount of gross income which may be allocated to the Operating Partnership and DSI. Duke has obtained a letter ruling from the IRS that allocations according to capital interests are proper for applying the 75% and

95% gross income tests. Thus, for purposes of these gross income tests, the Services Partnership allocates its gross income to the Operating Partnership and DSI based on their capital interests in the Services Partnership. Although certain of the fees allocated from the Services Partnership do not qualify under the 75% or 95% gross income tests as "rents from real property," we believe that the aggregate amount of such fees (and any other non-qualifying income) allocated to Duke in any taxable year has not and will not cause Duke to exceed the limits on non-qualifying income under the 75% or 95% gross income tests described above.

        If Duke fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, Duke may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. It is not possible, however, to state whether in all circumstances Duke would be entitled to the benefit of these relief provisions. Even if these relief provisions apply, a tax would be imposed on certain excess net income.

        Asset Tests.    In order for Duke to maintain its qualification as a REIT, at the close of each quarter of its taxable year, it must also satisfy three tests relating to the nature of its assets. These tests are:

  •
  First, at least 75% of the value of its total assets must be represented by "real estate assets," cash, cash items, and government securities.

  •
  Second, not more than 25% of its total assets may be represented by securities other than those in the 75% assets class.

  •
  Third, of the assets held in securities other than those in the 75% assets class, the value of any one issuer's securities Duke owns may not exceed 5% of the value of its total assets, and it may not own more than 10% of any one issuer's outstanding voting securities (excluding securities of a qualified REIT subsidiary as defined in the Code or another REIT).

        Duke is deemed to directly hold its proportionate share of all real estate and other assets of the Operating Partnership as well as its proportionate share of all assets deemed owned by the Operating Partnership and DSI through their ownership of partnership interests in the Services Partnership and other partnerships. As a result, Duke's management believes that more than 75% of its assets are real estate assets. In addition, Duke's management does not expect it to hold:

  •
  any securities representing more than 10% of any one issuer's voting securities other than DSI, which is a qualified REIT subsidiary; nor

  •
  securities of any one issuer exceeding 5% of the value of Duke's gross assets (determined in accordance with generally accepted accounting principles).

        Annual Distribution Requirements.    In order to qualify as a REIT, Duke generally must distribute dividends (other than capital gain dividends) to its shareholders in an amount at least equal to:

  •
  the sum of:

  •
  95% of its "REIT taxable income" (computed without regard to the dividends paid deduction and its net capital gain); and

  •
  95% of the net income (after tax), if any, from foreclosure property;

  •
  minus the sum of certain items of non-cash income.

To the extent that Duke does not distribute all of its net capital gain or distribute at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, Duke will be subject to tax on the undistributed amount at regular capital gains and ordinary corporate tax rates. Furthermore, Duke will be subject to regular capital gains and ordinary corporate tax rates on undistributed income and also may be subject to a 4% excise tax on undistributed income in certain events if it should fail to distribute during each calendar year at least the sum of:

  •
  85% of its REIT ordinary income for such year;

  •
  95% of its REIT net capital gain income for such year; and

  •
  any undistributed taxable income from prior periods.

        Under the 1997 Act, certain non-cash income, including income from cancellation of indebtedness and original issue discount, will be excluded from income in determining the amount of dividends that a REIT is required to distribute. In addition, a REIT may elect to retain and pay income tax on any net long-term capital gains and require its shareholders to include such undistributed net capital gains in their income. If a REIT made such an election, the REIT's shareholders would receive a tax credit attributable to their share of capital gains tax paid by the REIT on the undistributed net capital gain that was included in the shareholders' income, and such shareholders would receive an increase in the basis of their shares in the amount of undistributed net capital gain included in their income reduced by the amount of the credit.

        Duke believes that it has made and intends to continue to make timely distributions sufficient to satisfy the annual distribution requirements. In this regard, the partnership agreement of the Operating Partnership authorizes Duke, as general partner, to take such steps as may be necessary to cause the Operating Partnership to distribute to its partners an amount sufficient to permit Duke to meet these distribution requirements. It is possible, however, that from time to time Duke may not have sufficient cash or other liquid assets to meet the 95% distribution requirement due primarily to the expenditure of cash for nondeductible expenses such as principal amortization or capital expenditures. In such event, Duke may borrow or may cause the Operating Partnership to arrange for short term or other borrowing to permit the payment of required dividends or pay dividends in the form of taxable stock dividends. If the amount of nondeductible expenses exceeds non-cash deductions, the Operating Partnership may refinance its indebtedness to reduce principal payments and borrow funds for capital expenditures.

        Failure to Qualify.    If Duke fails to qualify for taxation as a REIT in any taxable year, it will be subject to tax (including any applicable corporate alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which Duke fails to qualify will not be required to be made and, if made, will not be deductible by Duke. Unless entitled to relief under specific statutory provisions, Duke also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances Duke would be entitled to such statutory relief. The 1997 Act contains a number of technical provisions that reduce the risk that a REIT will inadvertently fail to qualify as a REIT.

Tax Aspects of Duke's Investments in Partnerships

        Effect of Tax Status of Operating Partnership and Services Partnership and Other Partnerships on REIT Qualification.    All of Duke's investments are through DSI and the Operating Partnership, which in turn hold interests in other partnerships, including the Services Partnership. We believe that the Operating Partnership, and each other partnership in which it holds an interest, are properly treated as partnerships for tax purposes (and not as an association taxable as a corporation). If, however, the Operating Partnership were treated as an association taxable as a corporation, Duke would cease to qualify as a REIT.

        Tax Allocations with Respect to the Properties.    The Operating Partnership was formed by way of contributions of appreciated property (including certain of the properties it currently owns) to the Operating Partnership. When property is contributed to a partnership in exchange for an interest in the partnership, the partnership generally takes a carryover basis in that property for tax purposes equal to the adjusted basis of the contributing partner in the property, rather than a basis equal to the fair market value of the property at the time of contribution (this difference is referred to as "Book Tax Difference"). The partnership agreement of the Operating Partnership requires allocations of income, gain, loss and deduction with respect to a contributed property be made in a manner consistent with the special rules of Section 704(c) of the Code and the associated regulations, which will tend to eliminate the Book Tax Differences with respect to the contributed properties over the life of the Operating Partnership. However, because of certain technical limitations, the special allocation rules of Section 704(c) may not always entirely eliminate the Book Tax Differences on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed properties in the hands of the Operating Partnership could cause the following effects:

  •
  Duke could be allocated lower amounts of depreciation and other deductions for tax purposes than would be allocated to it if all of the Operating Partnership's properties were to have a tax basis equal to their fair market value at the time of contribution.

  •
  Duke could possibly be allocated taxable gain in the event of a sale of such contributed properties in excess of the economic or book income allocated to it as a result of such sale.

These principles also apply in determining Duke's earnings and profits for purposes of determining the portion of distributions taxable as dividend income. The application of these rules over time may result in a higher portion of distributions being taxed as dividends than would have occurred had the Operating Partnership purchased its interests in its properties at their agreed values.

Taxation of Taxable Domestic Shareholders

        As long as Duke qualifies as a REIT, dividend distributions made to its taxable domestic shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and will not be eligible for the dividends received deduction for corporations. In addition, any dividend Duke declares in October, November or December of any year payable to a shareholder of record on a specified date in any such month will be treated as both paid by Duke and received by the shareholder on December 31 of such year, provided that Duke actually pays the dividend during January of the following calendar year.

        Distributions in excess of current and accumulated earnings and profits will not be taxable to a holder to the extent that they do not exceed the adjusted basis of the holder's shares, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a holder's shares, they will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less) assuming the shares are a capital asset in the hands of the holder. Shareholders may not include in their individual income tax returns any of Duke's net operating losses or capital losses.

        In general, a domestic shareholder will realize capital gain or loss on the disposition of common stock equal to the difference between (1) the amount of cash and the fair market value of any property received on such disposition and (2) the shareholder's adjusted basis of such common stock. Under the 1997 Act, as revised by the recently-enacted IRS Restructuring Act, for gains realized after December 31, 1997, and subject to certain exceptions:

  •
  the maximum rate of tax on net capital gains of individuals, trusts and estates from the sale or exchange of assets held for more than 12 months has been reduced to 20%;

  •
  the maximum rate of tax on net capital gains of individuals, trusts and estates from the sale or exchange of assets is reduced to 18% for assets acquired after December 31, 2000 and held for more than five years;

  •
  for taxpayers who would be subject to a maximum tax rate of 15%, the rate on net capital gains is reduced to 10%;

  •
  for taxpayers who would be subject to a maximum tax rate of 15%, effective for taxable years commencing after December 31, 2000, the rate is reduced to 8% for assets held for more than five years;

  •
  the maximum rate for net capital gains attributable to the sale of depreciable real property held for more than 12 months is 25% to the extent of the deductions for depreciation with respect to such property; and

  •
  long-term capital gain Duke allocates to a shareholder will be subject to the 25% rate to the extent that the gain does not exceed depreciation on real property the Operating Partnership sells.

The taxation of capital gains of corporations was not changed by the 1997 Act or the IRS Restructuring Act. Loss upon a sale or exchange of common stock by a shareholder who has held such common stock for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from Duke required to be treated by such shareholder as long-term capital gain.

Taxation of Tax-Exempt Shareholders

        Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income ("UBTI"). While many investments in real estate generate UBTI, the IRS has issued a published ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI, provided that the shares of the REIT are not otherwise used in an unrelated trade or business of the exempt employee pension trust. Based on that ruling, amounts Duke distributes to exempt organizations generally should not constitute UBTI. However, if an exempt organization finances its acquisitions of the common shares with debt, a portion of its income from Duke will constitute UBTI pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under paragraphs (7), (9), (17), and (20), respectively, of Code section 501(c) are subject to different UBTI rules, which generally will require them to characterize distributions from Duke as UBTI.

        In addition, in certain circumstances, a pension trust that owns more than 10% of Duke's shares is required to treat a percentage of the dividends from Duke as UBTI (the "UBTI Percentage"). The UBTI Percentage is Duke's gross income derived from an unrelated trade or business (determined as if Duke were a pension trust) divided by Duke's gross income for the year in which the dividends are paid. The UBTI rule applies to a pension trust holding more than 10% of Duke's stock only if:

  •
  the UBTI Percentage is at least 5%;

  •
  Duke qualifies as a REIT by reason of the modification of the "five or fewer" stock ownership requirement that allows the beneficiaries of the pension trust to be treated as holding Duke shares in proportion to their actuarial interests in the pension trust; and

  •
  either:

  •
  one pension trust owns more than 25% of the value of Duke's shares; or

    •
    a group of pension trusts individually holding more than 10% of the value of Duke's shares collectively owns more than 50% of the value of Duke's shares.

Tax Relief Extension Act of 1999

        The Tax Relief Extension Act of 1999, signed into law by President Clinton on December 17, 1999, contains several provisions modifying current law as it applies to REITs.

        First, under prior law, a REIT could own not more than 10% of the outstanding voting securities of a single issuer. Under the act, a REIT also generally cannot own more than 10% of the total value of securities of a single issuer. In addition, no more than 20% of the value of a REIT's assets can be represented by securities of the taxable REIT subsidiaries permitted under the act. However, for purposes of the new ten-percent-value test, securities are generally defined to exclude certain safe-harbor debt owned by a REIT if the issuer is an individual or if the REIT owns no other securities of the issuer; where a REIT owns securities of a partnership, safe-harbor debt is excluded from the definition of securities only if the REIT owns at least 20% or more of the profits interest in the partnership.

        Second, a broad exception to the limitations on ownership of securities of a single issuer applies in the case of a "taxable REIT subsidiary" that meets certain requirements. To qualify as a taxable REIT subsidiary, both the REIT and the subsidiary corporation must join in an election. In addition, any corporation (other than a REIT or a qualified REIT subsidiary that does properly elect with the REIT to be a taxable REIT subsidiary) of which a taxable REIT subsidiary owns, directly or indirectly, more than 35% of the vote or value is automatically treated as a taxable REIT subsidiary. Securities of taxable REIT subsidiaries cannot exceed 20% of the total value of a REIT's assets. A taxable REIT subsidiary can engage in certain business activities that under prior law could disqualify the REIT as a REIT because the taxable REIT subsidiary's activities and relationship with the REIT could have prevented certain income from qualifying as rents from real property. Under the act, the subsidiary can provide services to tenants of REIT property (even if such services were not considered services customarily furnished in connection with the rental of real property), and can manage or operate properties, generally for third parties, without causing amounts received or accrued directly or indirectly by the REIT for such activities to fail to be treated as rents from real property. However, rents paid to a REIT generally are not qualified rents if the REIT owns more than 10% of the value (as well as of the vote) of a corporation paying the rents. The exceptions are for rents that are paid by taxable rent subsidiaries and that also meet a limited rental exception (when 90% of space is leased to third parties at comparable rents) and an exception for rents from certain lodging facilities (operated by an independent contractor). Furthermore, interest paid by a taxable REIT subsidiary to the related REIT is subject to certain rules by which the taxable REIT subsidiary cannot deduct interest in any year that would exceed 50% of the subsidiary's adjusted gross income if the taxable REIT subsidiary's debt/equity ratio exceeded 1.5 to 1. In addition, if any amount of interest, rent or other deductions of the taxable REIT subsidiary for amounts paid to the REIT is determined to be other than at arms-length, an excise tax of 100% is imposed on the portion that was excessive. Certain safe harbors are provided for certain rental payments.

        Third, the act modifies the REIT distribution requirements to conform to the rules for regulated investment companies; thus, a REIT is required to distribute only 90%, rather than 95%, of its income.

        Fourth, as to the definition of "independent contractor", if any class of stock of the REIT or the person being tested as an independent contractor is regularly traded on an established securities market, only persons who directly or for indirectly own 5% or more of such class of stock shall be counted in determining whether the 35% ownership limitations have been exceeded.

        Fifth, the act modifies the present law rule that permits certain rents from personal property to be treated as real estate rental income if such personal property does not exceed 15% of the aggregate of real and personal property. The act replaces the prior law comparison of the adjusted bases of properties with a comparison based on fair market values.

        The effective date of the Act is two taxable years beginning after December 31, 2000. As to provisions related to permitted ownership of securities of an issuer, special transition rules apply. Thus, the new rules forbidding a REIT to own more than 10% of the value of securities of a single issuer do not apply to a REIT with respect to securities held directly or indirectly by such REIT on July 12, 1999, or acquired pursuant to the terms of a written binding contract in effect on that date and at all times thereafter until the acquisition. Similarly, securities received in a tax-free exchange or reorganizations with respect to or in exchange for such grandfathered securities would also be grandfathered. The grandfathering of such securities ceases to apply if the REIT acquires additional securities of that issuer after that date, other than pursuant to a binding contract in effect on that date and at all times thereafter or in a reorganization with another corporation, the securities of which are grandfathered.

        The transition rule applicable to securities also ceases to apply to securities of a corporation as of the first day after July 12, 1999, on which such corporation engages in a substantial new line of business, or acquires any substantial asset, other than pursuant to a binding contract in effect on such date and at all times thereafter or in a reorganization or transaction in which gain or loss is not recognized by reason of Section 1031 or 1033 of the Internal Revenue Code. If a corporation makes an election to become a taxable REIT subsidiary, effective before January 1, 2004, and at a time when the REIT's ownership is grandfathered under these rules, the election is treated as a reorganization under Section 368(a)(1)(A) of the Internal Revenue Code.

        Finally, the new 10% of value limitation for purposes of defining qualified rents is effective for taxable years beginning after December 21, 2000. However, there is an exception for rents paid under a lease or pursuant to a binding contract in effect on July 12, 1999, and at all times thereafter.

Backup Withholding

        Duke will report to its domestic shareholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder:

  •
  is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

  •
  provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules.

A shareholder that does not provide Duke with his or her correct taxpayer identification number may also be subject to penalties imposed by the IRS. A shareholder can credit any amount paid as backup withholding against the shareholder's income tax liability. In addition, Duke may be required to withhold a portion of capital gain distributions made to any shareholders who fail to certify their non-foreign status to Duke.

        The Treasury Department has issued proposed regulations regarding the withholding and information reporting rules discussed above. In general, the proposed regulations do not alter the substantive withholding requirements but unify current certification procedures and forms, and clarify and modify reliance standards. If finalized in their current form, the proposed regulations would generally be effective for payments made after December 31, 1997, subject to certain transition rules.

Taxation of Non-U.S. Shareholders

        The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign shareholders are complex, and this is only a limited summary of those rules. Prospective non-U.S. shareholders should consult with their own tax advisors to determine the impact of U.S. federal, state and local income tax laws on an investment in our securities, including any reporting requirements.

        Distributions that are not attributable to gain from the Operating Partnership's sales or exchanges of U.S. real property interests and not designated by Duke as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of Duke's current or accumulated earnings and profits. Such distributions, ordinarily, will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces that tax. Distributions in excess of Duke's current and accumulated earnings and profits will not be taxable to a non-U.S. shareholder to the extent that they do not exceed the adjusted basis of the shareholder's common stock, but rather will reduce the adjusted basis of that common stock. To the extent that such distributions exceed the adjusted tax basis of a non-U.S. shareholder's common stock, the non-U.S. shareholder will have tax liability if the non-U.S. shareholder would otherwise be subject to tax on any gain from the sale or disposition of his or her common stock as described below (in which case the shareholder may also be required to pay a 30% branch profits tax if the shareholder is a foreign corporation). As a result of a legislative change made by the Small Business Job Protection Act of 1996, Duke is required to withhold 10% of any distribution in excess of its current accumulated earnings and profits. Consequently, although Duke intends to withhold at a rate of 30% on the entire amount of any distribution, to the extent that it does not do so any portion of a distribution not subject to withholding at a rate of 30% will be subject to withholding at a rate of 10%. However, the non-U.S. shareholder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of Duke's current or accumulated earnings and profits, and the amount withheld exceeds the non-U.S. shareholder's United States tax liability, if any, with respect to the distribution.

        For any year in which Duke qualifies as a REIT, distributions that are attributable to gain from the Operating Partnership's sales or exchanges of U.S. real property interests will be taxed to a non-U.S. shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA") at the normal capital gain rates applicable to domestic shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate non-U.S. shareholder not entitled to treaty relief or exemption. Duke is required to withhold 35% of any distribution that it designates or could designate as a capital gain dividend. The amount withheld is creditable against the non-U.S. shareholder's FIRPTA tax liability.

        Gain recognized by a non-U.S. shareholder upon a sale of common stock generally will not be taxed under FIRPTA if Duke is a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. Duke believes that it is a "domestically controlled REIT," and, therefore, that the sale of common stock will not be subject to taxation under FIRPTA. If the gain on the sale of common stock were to be subject to tax under FIRPTA, the non-U.S. shareholder would be subject to the same treatment as domestic shareholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals), and the purchaser of the common stock would be required to withhold and pay to the IRS 10% of the purchase price.

Redemption of Preferred Shares and Depositary Shares

        If an issue of preferred shares or depositary shares is redeemable, a redemption of preferred shares, and a consequent redemption of any depositary shares representing such preferred shares, will be treated under Section 302 of the Code as a distribution taxable as a dividend (to the extent of Duke's current and accumulated earnings and profits) at ordinary income rates unless the redemption satisfies one of the tests set forth in Section 302(b) of the Code and is therefore treated as a sale or exchange of the redeemed shares. None of these dividend distributions will be eligible for the dividends received deduction for corporate shareholders. The redemption will be treated as a sale or exchange if it:

  •
  is "substantially disproportionate" with respect to the holder;

  •
  results in a "complete termination" of the holder's share interest in Duke; or

  •
  is "not essentially equivalent to a dividend" with respect to the holder, all within the meaning of Section 302(b) of the Code.

In determining whether any of these tests have been met, preferred shares or depositary shares considered to be owned by the holder by reason of certain constructive ownership rules set forth in the Code, as well as preferred shares or depositary shares actually owned by the holder, must generally be taken into account. If a particular holder of preferred shares or depositary shares owns (actually or constructively) no shares of Duke's common stock, or an insubstantial percentage of the outstanding shares of Duke's common stock, a redemption of preferred shares or depositary shares of that holder is likely to qualify for sale or exchange treatment because the redemption would not be "essentially equivalent to a dividend." However, because the determination as to whether any of the alternative tests of Section 302(b) of the Code will be satisfied with respect to any particular holder of preferred shares or depositary shares depends upon the facts and circumstances at the time that the determination must be made, prospective holders of preferred shares or depositary shares are advised to consult their own tax advisors to determine such tax treatment.

        If a redemption of preferred shares or depositary shares is not treated as a distribution taxable as a dividend to a particular holder, it will be treated as to that holder as a taxable sale or exchange. As a result, the holder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between:

  •
  the amount of cash and the fair market value of any property received (less any portion thereof attributable to accumulated and declared but unpaid dividends, which will be taxable as a dividend to the extent of Duke's current and accumulated earnings and profits); and

  •
  the holder's adjusted basis in the preferred shares or depositary shares for tax purposes.

Such gain or loss will be capital gain or loss if the preferred shares or depositary shares have been held as a capital asset, and will be long-term gain or loss if such preferred shares or depositary shares have been held for more than one year.

        If a redemption of preferred shares or depositary shares is treated as a distribution taxable as a dividend, the amount of the distribution will be measured by the amount of cash and the fair market value of any property received by the holder. The holder's adjusted basis in the redeemed preferred shares or depositary shares for tax purposes will be transferred to the holder's remaining shares of Duke. If the holder owns no other shares of Duke, such basis may, under certain circumstances, be transferred to a related person or it may be lost entirely.

Conversion of Preferred Shares or Depositary Shares

        If an issue of preferred shares or depositary shares is convertible into Duke common shares, no gain or loss will generally be recognized for federal income tax purposes upon the conversion of such preferred shares or depositary shares at the option of the holder solely into common shares. The basis that a holder will have for tax purposes in the common shares received upon the conversion will be equal to the adjusted basis the holder had in the preferred shares or depositary shares converted and, provided that the preferred shares or depositary shares were held as a capital asset, the holding period for the common shares received will include the holding period for the preferred shares or depositary shares converted. A holder, however, will generally recognize gain or loss on the receipt of cash in lieu of a fractional common share in an amount equal to the difference between the amount of cash received and the holder's adjusted basis in the fractional share. The discussion in this paragraph assumes that preferred shares or depositary shares will not be converted at a time when there are distributions in arrears.

Adjustments to Conversion Price

        If an issue of preferred shares or depositary shares is convertible into Duke common shares, adjustments in the conversion price pursuant to anti-dilution provisions or otherwise may result in constructive distributions to the holders of the preferred shares or depositary shares that could, under certain circumstances, be taxable to them as dividends pursuant to Section 305 of the Code. If such a constructive distribution were to occur, a holder of preferred shares or depositary shares could be required to recognize ordinary income for tax purposes without receiving a corresponding distribution of cash.

State and Local Taxes

        Duke, the Operating Partnership or the holders of their securities may be subject to taxation in various state, local or other jurisdictions, including those in which they transact business or reside. The tax treatment in such jurisdictions may differ from the federal income tax consequences discussed above. Consequently, you should consult your own tax advisor regarding the effect of state and local tax laws on an investment in our securities.

PLAN OF DISTRIBUTION

        We may sell the securities:

  •
  through underwriting syndicates represented by one or more managing underwriters;

  •
  to or through underwriters or dealers;

  •
  through agents; or

  •
  directly to one or more purchasers.

The distribution of the securities may be effected from time to time in one or more transactions at:

  •
  a fixed price or prices, which may be changed;

  •
  at market prices prevailing at the time of sale;

  •
  at prices related to prevailing market prices; or

  •
  at negotiated prices.

We will describe the name or names of any underwriters, dealers or agents and the purchase price of the securities in a prospectus supplement relating to the securities.

        In connection with the sale of the securities, underwriters may receive compensation from Duke, from the Operating Partnership or from purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions, or commissions. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions, or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers, and agents that participate in the distribution of the securities may be deemed to be underwriters, and any discounts or commissions they receive from Duke or the Operating Partnership, and any profit on the resale of the securities they realize may be deemed to be underwriting discounts and commissions, under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from Duke or the Operating Partnership will be described, in the prospectus supplement for a particular issue of securities.

        Unless otherwise specified in the related prospectus supplement, each series of the securities will be a new issue with no established trading market, other than Duke's common stock which is listed on the NYSE. If Duke sells any shares of common stock pursuant to a prospectus supplement, they will be listed on the NYSE, subject to official notice of issuance. Duke or the Operating Partnership may elect to list any series of debt securities, preferred stock or depositary shares on an exchange, but neither is obligated to do so. It is possible that one or more underwriters may make a market in a series of the securities, but any such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, we can give no assurance about the liquidity of the trading market for any of the securities.

        Under agreements Duke and the Operating Partnership may enter into, underwriters, dealers, and agents who participate in the distribution of the securities may be entitled to indemnification by Duke or the Operating Partnership against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the underwriters, dealers or agents may be required to make.

        Underwriters, dealers and agents may engage in transactions with, or perform services for, or be customers of, Duke or the Operating Partnership in the ordinary course of business.

        If so indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase securities from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by Duke or the Operating Partnership, as the case may be. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

LEGAL OPINIONS

        Bose McKinney & Evans LLP, Indianapolis, Indiana, will pass upon the legality of the securities offered by this prospectus for Duke and the Operating Partnership. The opinions with respect to the securities may be subject to assumptions regarding future action to be taken by Duke, the Operating Partnership, the trustee or the depositary in connection with the issuance and sale of particular securities, the specific terms of the securities and other matters that may affect the validity of the securities but that cannot be determined on the date of those opinions. In addition, the description of Federal income tax matters contained in this prospectus entitled "Federal Income Tax Considerations" is based upon the opinion of Bose McKinney & Evans LLP. Darell E. Zink, Jr., an executive officer and director of Duke, was a partner in Bose McKinney & Evans LLP through 1982 and was of counsel to that firm until December, 1990.

EXPERTS

        The Consolidated Financial Statements and related Schedules of the Company and of the Operating Partnership as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999, each incorporated herein by reference, have been incorporated herein in reliance upon the reports of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        With respect to the unaudited interim financial information for the periods ended March 31, 2000 and 1999, incorporated by reference herein, the independent certified public accountants have reported that they applied limited procedures in accordance with their professional standards for a review of such information. However, their separate report included in our quarterly reports on Form 10-Q of the quarter ended March 31, 2000, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of sections 7 and 11 of such Act.

        The consolidated financial statements and schedules of Weeks Corporation and its subsidiaries and Weeks Realty, L.P. and its subsidiaries as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, incorporated by reference herein, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the following SEC public reference rooms:

450 Fifth Street, N.W. Room 1024 Washington, D.C. 20549	7 World Trade Center Suite 1300 New York, New York 10048	500 West Madison Street Suite 1400 Chicago, Illinois 60661

Our SEC filings can also be read at the following address:

  New York Stock Exchange
  20 Broad Street
  New York, New York 10005

Our SEC filings are also available to the public from the SEC's Web Site at http://www.sec.gov.

        This prospectus is part of a registration statement we filed with the SEC. The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all the selling shareholders sell all of the shares of common stock to which this prospectus relates or the offering is otherwise terminated. We also specifically incorporate by reference any such filings made after the date of the initial registration statement and prior to effectiveness of the registration statement.

  1.
  Duke's Annual Report on Form 10-K (file no. 1-9044) for the year ended December 31, 1999.

  2.
  Duke's Quarterly Report on Form 10-Q (file no. 1-9044) for the quarter ended March 31, 2000.

  3.
  The description of Duke's common stock contained in its registration statement on Form 8-A (file no. 1-9044) as amended.

  4.
  The Operating Partnership's Annual Report on Form 10-K (file no. 0-20625) for the year ended December 31, 1999.

  5.
  The Operating Partnership's Quarterly Report on Form 10-Q (file no. 0-20625) for the quarter ended March 31, 2000.

  6.
  The Operating Partnership's Current Report on Form 8-K (file no. 0-20625) filed March 17, 2000.

  7.
  Weeks Corporation's Annual Report on Form 10-K (file no. 1-13254) for the year ended December 31, 1998.

  8.
  Weeks Corporation's Quarterly Report on Form 10-Q (file no. 1-13254) for the quarter ended March 31, 1999.

  9.
  Weeks Realty, L.P.'s Annual Report on Form 10-K (file no. 1-13969) for the year ended December 31, 1998.

  10.
  Weeks Realty L.P.'s Quarterly Report on Form 10-Q (file no. 1-13969) for the quarter ended March 31, 1999.

        You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

  Investor Relations
  Duke-Weeks Realty Corporation
  8888 Keystone Crossing, Suite 1200
  Indianapolis, Indiana 46240

  Telephone: (317) 808-6000

              You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

$150,000,000

5.875% Senior Notes due 2012

Deutsche Bank Securities

Merrill Lynch & Co.

Prospectus Supplement

August 21, 2002

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FORWARD-LOOKING STATEMENTS
DUKE REALTY LIMITED PARTNERSHIP
USE OF PROCEEDS
RATIOS OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF THE NOTES
UNDERWRITING
LEGAL MATTERS
ABOUT THIS PROSPECTUS
DUKE AND THE OPERATING PARTNERSHIP
USE OF PROCEEDS
RATIOS OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF PREFERRED STOCK
DESCRIPTION OF DEPOSITARY SHARES
DESCRIPTION OF COMMON STOCK
FEDERAL INCOME TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL OPINIONS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
TABLE OF CONTENTS